Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and between

NEXTPOINT ACQUISITION CORP.,

(Purchaser)

and

FRANCHISE GROUP INTERMEDIATE L, LLC

(Seller)

dated as of February 21, 2021

TABLE OF CONTENTS

i

ARTICLE V Covenants		50
Section 5.1	Prospectus	50

EXHIBITS

Exhibit A – Allocation Agreement

Exhibit B – Lock-Up Agreement

Exhibit C – Transition Services Agreement

Exhibit D – Outline of Investor Rights Agreement Terms

Exhibit E – Methodology Schedule

v

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of February 21, 2021 (this “Agreement”), has been entered into by and between NextPoint Acquisition Corp., a special purpose acquisition corporation incorporated under the laws of the Province of British Columbia (the “Purchaser”), and Franchise Group Intermediate L, LLC, a Delaware limited liability company (“Seller”). The Seller and the Purchaser are referred to individually as a “Party” and collectively as “Parties”.

RECITALS

WHEREAS, Seller owns all of the outstanding limited liability company interests (the “Intermediate L 1 Interests”) of Franchise Group Intermediate L 1, LLC, a Delaware limited liability company (“Intermediate L 1”);

WHEREAS, Seller wishes to sell, and the Purchaser wishes to acquire, the Intermediate L 1 Interests, subject to the terms and conditions hereof;

WHEREAS, concurrently herewith, Purchaser and NPLM Holdco LLC, a Delaware limited liability company and wholly-owned Purchaser Subsidiary (the “Merger Subsidiary”), are entering into a merger agreement (the “LoanMe Merger Agreement”) with LoanMe Inc., a Nevada corporation (“LoanMe”) and Bliksum LLC, a Delaware limited liability company, pursuant to which, immediately following the Closing (as defined below), LM Holdco (as defined in the LoanMe Merger Agreement) will merge with and into the Merger Subsidiary (the “LoanMe Transaction”);

WHEREAS, on the Closing Date (as defined below), Seller and Purchaser will enter into the Investor Rights Agreement (as defined below) providing for, among other things, certain board representation and registration rights; and

WHEREAS, the acquisition of the Intermediate L 1 Interests contemplated hereby (the “Liberty Transaction”) and the LoanMe Transaction, are intended to collectively constitute a “qualifying transaction” (as such term is defined in the Exchange Listing Manual and pertaining to special purpose acquisition corporations) (a “Qualifying Transaction”) of Purchaser.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, agreements and covenants hereinafter set forth, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I
Definitions

Section 1.1            Certain Defined Terms. For purposes of this Agreement, the following terms shall have the following meaning:

“Acquisition Proposal” means any offer or proposal for, or indication of interest in, a merger, consolidation, stock exchange, business combination, reorganization, recapitalization, liquidation, dissolution, acquisition or other transaction which involves any purchase of at least 25% of the assets of the Business (including Intermediate L 1 or its Subsidiaries), taken as a whole, or any capital stock or other equity interests of any of Intermediate L 1 or its Subsidiaries, other than the transactions contemplated by this Agreement.

“Action” means any claim, litigation, counterclaim, action, cause of action, complaint, charge, dispute, allegation, audit, arbitration, mediation, hearing, demand, suit, inquiry, examination, proceeding or investigation of any kind by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. The word “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract or credit arrangement or otherwise.

“Allocation Agreement” means that certain transition services agreement by and between Parent and Purchaser, substantially in the form set forth on Exhibit A.

“Ancillary Documents” means the Investor Rights Agreement, the Lock-Up Agreement, the Transition Services Agreement, the Allocation Agreement and any other agreements, documents, instruments and certificates that are to be delivered by any Party or its Affiliates or entered into between or among the Parties or any of their respective Affiliates, in each case, pursuant to this Agreement.

“Bonus Agreement” means that certain Change in Control Bonus Agreement dated February 21, 2021, between Seller and Brent Turner.

“Business” means the businesses of Parent’s Liberty Tax business segment, as described in Parent’s transition report on Form 10-K/T for the transition period from May 1, 2019 to December 28, 2019 (collectively, as conducted as of the date hereof and as of the Closing, as applicable).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York or Toronto, Ontario.

“Canaccord Genuity” means Canaccord Genuity Corp. a corporation continued under the Business Corporations Act (Ontario).

“Canadian Franchise Laws” means the Arthur Wishart Act (Franchise Disclosure), 2000 (Ontario), the Franchises Act (Prince Edward Island), the Franchise Act (New Brunswick), the Franchises Act (British Columbia), The Franchises Act (Manitoba), and the Franchises Act (Alberta), and any rules or regulations promulgated thereunder.

“Canadian Securities Administrators” means the securities regulatory authorities of each province and territory of Canada, except Quebec.

“Canadian Securities Laws” means the Securities Act (Ontario) and all the securities laws of each province and territory of Canada, except Quebec, and the respective rules, regulations and policies made under those securities laws, and the rules, regulations and policies of the Exchange.

“Canadian Subsidiary” means Liberty Tax Holding Corporation and Liberty Tax Service, Inc., or any one of them.

“CARES Act” means The Coronavirus Aid, Relief, and Economic Security Act, Pub.L. 116–136 (03/27/2020).

“Closing Certificate” means a certificate executed by an officer of Seller certifying (i) on behalf of Intermediate L 1, an itemized list of all (or if less than all, the amount of such Indebtedness as is required to be paid in order to satisfy the closing condition set forth in Section 7.2(l)) outstanding Indebtedness of Intermediate L 1 and its Subsidiaries (other than the Permitted Indebtedness) as of the close of business on the Closing Date, the Person to whom such outstanding Indebtedness is owed and an aggregate total of such outstanding Indebtedness and (ii) the amount of Transaction Expenses remaining unpaid as of the close of business on the Closing Date.

“Closing Date” means the day on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Tax Agreement” means customary commercial Contracts entered into in the ordinary course of business and not primarily related to Taxes that contain agreements or arrangements relating to the apportionment, sharing, assignment or allocation of Taxes (such as financing agreements with Tax gross-up obligations or leases with Tax escalation provisions).

“Common Shares” shall have the meaning to be given that term in the Constating Documents of Purchaser.

“Consent” means any consent, approval, authorization, consultation, waiver, permit, grant, agreement, certificate, exemption, order, registration, declaration, filing or notice of, with or to any Person or under any Law, or the expiration or termination of a waiting period under any Regulatory Law, in each case, required to permit the consummation of the transactions contemplated by this Agreement without breach or violation of any Law, Governmental Order or Contract.

“Constating Documents” means memorandum of association, memorandum of continuance or articles of incorporation, amalgamation, or continuation, by-laws, constitution, operating agreement, limited liability company agreement or certificate of formation, as applicable, and all amendments to such memorandum of association, memorandum of continuance or articles, by-laws, constitution, operating agreement, limited liability company agreement or certificate.

“Contract” means any contract, agreement, instrument, license, sublicense, mortgage, bond, guaranty, loan or credit agreement, purchase order, lease, sublease, sales or purchase order, obligation, promise, commitment or undertaking, in each case, whether written or oral, which is legally binding, and including any amendment, restatement, supplement or modification thereto or therefor.

“Data Protection Laws” means all applicable Laws pertaining to data protection, data privacy, data security, data breach notification, and cross-border data transfer in the United States of America, Canada and elsewhere in the world, including, without limitation, the Personal Information Protection and Electronic Documents Act (Canada) and any similar Laws of any Canadian province.

“Data Protection Requirements” means all applicable (i) Data Protection Laws; (ii) Seller Privacy Policies or other Privacy Policies applicable to the Business; and (iii) terms of any Contracts relating to the collection, use, storage, disclosure, or cross-border transfer of Personal Data.

“Debt Financing Sources” means the Lenders, including the parties to any joinder agreements to the Commitment Letters or relating thereto, together with their respective Affiliates, officers, directors, employees, agents, equity holders and representatives and their respective successors and assigns.

“Deferred Payroll Taxes” means any Taxes payable by Seller or any of its Subsidiaries that (x) relate to the portion of the “payroll tax deferral period” (as defined in Section 2302(d) of the CARES Act) that occurs prior to the Closing and (y) are payable following the Closing as permitted by Section 2302(a) of the CARES Act, calculated without giving effect to any tax credits afforded under the CARES Act, the Families First Coronavirus Response Act or any similar applicable federal, state or local Law to reduce the amount of any such Taxes payable or owed.

“Disclosure Schedule” means the Disclosure Schedule, dated as of the date hereof, delivered by the Seller to the Purchaser in connection with this Agreement.

“Effective Time” means 12:01 a.m. New York time on the Closing Date.

“Environmental Claim” means any Action by any Person and any order of any Governmental Authority alleging actual or potential liability (including actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees, or penalties) arising out of, based on or resulting from or relating to (a) the presence, Release or threatened Release of, or exposure to, any Hazardous Materials at any location or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law.

“Environmental Law” means any Law now or hereafter in effect relating to (i) the protection of the natural environment, including natural resources, (ii) the protection of human health and safety as it pertains to exposure to Hazardous Materials, (iii) the manufacture, registration, distribution, formulation, packaging or labeling of Hazardous Materials or products containing Hazardous Materials, or (iv) the handling, use, presence, generation, treatment, storage, disposal, Release or threatened Release of or exposure to any Hazardous Materials.

“Environmental Permit” means any Permit required under or issued pursuant to any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to a specified Person, any other Person that is (a) a member of a controlled group with such specified Person for purposes of Section 414(b) of the Code, (b) under common control with such specified Person for purposes of Section 414(c) of the Code, (c) part of an affiliated service group with such Person for purposes of Section 414(m) of the Code or (d) part of a group with such specified Person described in Section 414(o) of the Code.

“Escrow Account” means the escrow account of Purchaser established and maintained by the SPAC Escrow Agent, which holds in escrow the gross proceeds of the initial public offering of the Purchaser Class A Restricted Voting Units, including the gross proceeds of the over-allotment option.

“Exchange” means the Toronto Stock Exchange.

“Exchange Listing Manual” means the Toronto Stock Exchange Company Manual.

“FDD” means the Franchisor’s franchise disclosure documents (including documents prepared as “Franchise Disclosure Documents”, “FDDs”, or other pre-contractual information statements) prepared in accordance with the FTC Rule or Canadian Franchise Laws, or any applicable Franchise Law, and all variations of such forms which have been approved for use or used by the Franchisor in any country, state, province or jurisdiction requiring, as applicable, the filing and/or approval of any Franchise Agreement, franchise offering, and/or such franchise disclosure documents.

“Final IPO Prospectus” means the final long-form prospectus of Purchaser dated August 6, 2020, in connection with its initial public offering of Class A Restricted Voting Units.

“Franchise” means any grant by the Franchisor to any Person of the right to engage in or carry on a business, or to sell or offer to sell any product or service, under or in association with any trademark, which constitutes a “franchise”, as that term is defined under (i) the FTC Rule, regardless of the jurisdiction in which the franchised business is located or operates, or (ii) the Franchise Law applicable in the jurisdiction in which the franchised business is located or operates, if any.

“Franchise Agreement” means any Contract pursuant to which the Franchisor grants or has granted to any Franchisee a Franchise or the right or option (whether or not subject to certain qualifications or conditions) to acquire any Franchise, including any development agreements, multi-unit license or franchise agreements, master franchise agreements, and similar agreements that cover the development or franchising of Franchises within any area or the delegation of duties by the Franchisor with respect to its obligations as the Franchisor or otherwise under any such agreements.

“Franchise Law” means the FTC Rule or Canadian Franchise Laws, as applicable, and any other Law regulating the offer or sale of Franchises, business opportunities, seller-assisted marketing plans or similar relationships, or governing the relationships between franchisors and franchisees, manufacturers and dealers, or grantors and distributors, including those laws that address unfair practices related to, or the default, termination, non-renewal or transfer of, franchises, dealerships and distributorships.

“Franchise System” means the franchise system of the Business as operated by Franchisor.

“Franchisee” means a Person who is a party to a Franchise Agreement with the Franchisor with respect to the Business.

“Franchisors” means, collectively or individually as the context requires, Siempre+ Tax LLC, a Virginia limited liability company, JTH Tax LLC, a Delaware limited liability company and Liberty Tax Service, Inc., a corporation organized under the laws of the Province of Ontario.

“Fraud” means the actual and knowing misrepresentation of facts made with the intent to mislead or deceive with respect to the making of the representations and warranties set forth in ARTICLE III or ARTICLE IV, as applicable, and to induce reliance upon such representations and warranties, and upon which the other party justifiably relies with resulting Losses actually incurred. For the avoidance of doubt, the definition of Fraud in this Agreement does not include (i) constructive fraud or other similar fraud claims based on constructive knowledge, negligence, misrepresentation or similar theories or (ii) equitable fraud, promissory fraud, unfair dealings fraud, or any other similar fraud-based claim or similar theory.

“FS Reimbursement Amount” means amounts paid by the Purchaser as of the Closing Date pursuant to that certain Expense Reimbursement Agreement, dated as of October 16, 2020, between Purchaser and Parent, as amended.

“FTC Rule” means the Federal Trade Commission trade regulation rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising,” 16 C.F.R. Section 436.1 et seq.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local or other government, governmental, non-governmental self-regulatory, regulatory or administrative authority, organization, agency, authority or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, decision, ruling or award promulgated or entered by or with, or any settlement or other agreement under the jurisdiction of, any Governmental Authority.

“Hazardous Material” means any (a) chemical, material, waste or substance regulated or defined as hazardous, toxic, deleterious, radioactive, noxious or harmful, or as a contaminant or pollutant, pursuant to Environmental Law, and (b) petroleum and petroleum products, by-products, derivatives or wastes, asbestos or asbestos-containing materials or products, polychlorinated biphenyls or materials containing same, lead-based paints or fungus, mold or mycotoxin in quantities or concentrations that adversely affect human health or materially affect the value of the building(s) in which they are present.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“IFRS” means International Financial Reporting Standards (IFRS) promulgated by the International Accounting Standards Board (IASB), together with its pronouncements thereon from time to time, and applied on a consistent basis.

“Income Tax” means any United States federal, state, local or non-U.S. Tax that is based on, measured by or calculated by reference to net income or profit.

“Income Tax Return” means any Tax Return with respect to any Income Tax.

“Indebtedness” means, with respect to any Person as of any time, (a) the principal amount, plus any related accrued and unpaid interest, fees and prepayment or termination premiums or penalties, breakage costs, or other unpaid similar costs, fees or expenses (if any) required to fully discharge such Person’s obligations in respect of (i) indebtedness for borrowed money, including overdrafts, of such Person as of such time, (ii) indebtedness evidenced by bonds, notes, debentures or similar instruments of such Person as of such time, and (iii) all letters of credit issued as of such time for the account of such Person to the extent drawn, (b) all obligations of such Person as of such time as lessee under leases that have been or should be, in accordance with GAAP as in effect as of the Closing Date, recorded as capital leases, (c) reimbursement and other obligations of such Person as of such time with respect to bankers’ acceptances, surety bonds, other financial guarantees that have been drawn or funded, in each case, to the extent payable if the applicable contract is terminated at such time (without duplication of other indebtedness supported or guaranteed thereby), (d) all obligations of such Person with respect to earn-out payments, installment payments, purchase price adjustments or other similar payments of deferred or contingent purchase price, (e) all obligations of such Person under all interest rate and currency swaps, caps, collars or similar agreements or hedging devices, and (f) any guarantees of indebtedness or other obligations of the types described above under which such Person would be liable; provided, however, that notwithstanding the foregoing, the obligations of Seller and its Affiliates pursuant to the following documents shall not be deemed Indebtedness: (i) that certain Franchisee Loan Program Agreement, dated as of August 18, 2020, by and between MetaBank, N.A. and JTH Tax LLC, (ii) that certain Marketing and Servicing Agreement, entered into and effective October 11th, 2016, by and between JTH Financial, LLC and Republic Bank & Trust Company, as amended from time to time (iii) that certain Franchisee Loan Program Agreement, entered into as of January 31, 2021, by and between Liberty Tax Service Inc. and Revolution Financial, Inc, and (iv) that certain Closing Agreement on Final Determination Covering Specific Matters by and among Parent, JTH Tax, LLC and the Commissioner of Internal Revenue dated December 5, 2019.

“Intermediate L 1 Intellectual Property” means all intellectual property rights in the following, whether arising under the Laws of the United States or any other jurisdiction, that is owned by Intermediate L 1 and its Subsidiaries as of the date of this Agreement: (a) patents, patentable inventions, and patent applications, and, to the extent owned by Intermediate L 1 and its Subsidiaries, any continuations, continuations-in-part, extensions, reexaminations, divisionals, reissues and/or foreign counterparts claiming priority to or sharing priority with, in whole or in part, such patent(s) or application(s); (b) Trademarks; (c) copyrights and copyright applications, including copyright(s) and application(s) in computer software, works of authorship, and mask works; and (d) trade secrets, know-how, formulae, concepts, methods, techniques, processes, customer lists, mailing lists, and confidential and proprietary information used in connection with the Business.

“Intermediate L 2” means Franchise Group Intermediate L 2, LLC, a Delaware limited liability company.

“IPO Underwriters” means Canaccord Genuity.

“IRS” means the Internal Revenue Service of the United States.

“IT Assets” means computers, software, hardware, networks and network equipment, firmware, middleware, servers, workstations, appliances, routers, hubs, switches, data communications lines, and all other information technology equipment and elements, and all documentation associated with any of the foregoing.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law) of any Governmental Authority.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, choate or inchoate, or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any Contract.

“Lien” means any security interest, pledge, hypothecation, mortgage, lien, proxy, option, voting trust, voting agreement, judgment, right of first offer, right of first refusal, preemptive right, charge, easement, collateral assignment or other encumbrance of any kind.

“Lock-Up Agreement” means an agreement in the form attached hereto as Exhibit B.

“Loss” or “Losses” means any losses, damages, Liabilities, Taxes, assessments, fines, costs, disbursements, fees, expenses, settlements, interest, awards, judgments, fines and penalties (including reasonable attorneys’, accountants’ and consultants’ fees and expenses) of any kind or nature.

“Material Adverse Effect” means any state of facts, circumstance, condition, event, change, development, occurrence or effect that, individually or in the aggregate, (a) has had, or would reasonably be expected to have, a material adverse effect on the assets, properties, condition (financial or otherwise) or results of operations of the Business, taken as a whole, or (b) prevents, or would reasonably be expected to prevent, the Seller from consummating the transactions contemplated by this Agreement; provided, however, that, in the case of clause (a), no state of facts, circumstance, condition, event, change, development, occurrence or effect shall, individually or in the aggregate, constitute or be taken into account in determining the occurrence of a “Material Adverse Effect” to the extent it relates to, arises out of or results from any one or more of the following: (i) changes that generally affect the industries in which the Business operates, including seasonal changes in the Business; (ii) changes in economic, market, business, regulatory or political conditions generally in the United States, or in the global financial or securities markets generally (including interest rates, exchange rates and commodity prices) or in the financial markets of any such jurisdiction; (iii) changes in any Law; (iv) changes in GAAP or IFRS; (v) natural disasters, acts of war (whether declared or undeclared), sabotage or terrorism, or an escalation or worsening thereof; (vi) except with respect to the representations and warranties set forth in Section 3.3, the consummation of the transactions contemplated by, or the announcement of the execution of, this Agreement, or the identity of the Purchaser as the purchaser of the Business, including any actions taken by competitors, customers or employees in connection therewith; (vii) any action required or permitted to be taken by this Agreement or any action taken at the written request or with the written consent of the Purchaser under this Agreement or any action not taken solely because the Purchaser withheld, delayed or conditioned its consent under this Agreement (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, Franchisees, suppliers, distributors or others having relationships with the Business; or (ix) any epidemics, pandemics, diseases outbreaks, or other public health emergencies or an escalation or worsening thereof.

“Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact required or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made.

“Notice of Redemption” means the notice required by the Exchange Listing Manual required to be delivered to each holder of Purchaser Class A Shares regarding the redemption rights available to them as a result of the Qualifying Transaction.

“Organizational Documents” means, with respect to any Person (other than an individual), the certificate or articles of incorporation, organization or formation of such Person and any limited liability company, operating or partnership agreement, by-laws or similar documents or agreements relating to the legal organization and governance of the internal affairs of such Person, including the Constating Documents of such Person.

“OTC Bulletin Board” means the Financial Industry Regulatory Authority OTC Bulletin Board electronic inter-dealer quotation system.

“Outside Date” means July 31, 2021.

“Parent” means Franchise Group, Inc., a Delaware corporation.

“Permit” means any qualification, registration, license, permit, approval, authorization, certificate, accreditation, variance, exemption, franchise, waiver, agreement, order, or similar right issued or granted by or obtained from any Governmental Authority.

“Permitted Indebtedness” means (i) Indebtedness of LTS Properties, LLC owing to First Horizon Bank (formerly First Tennessee Bank) in the original principal amount of $2,200,000, and a guaranty of such Indebtedness by Intermediate L 2, (ii) Indebtedness not to exceed $1,000,000 owing to First Horizon Bank (formerly First Tennessee Bank) in connection with a credit card program provided by such lender to certain Subsidiaries of Intermediate L 1, and (iii) existing or future Indebtedness incurred in connection with the repurchase of Franchises (and related assets) or the purchase of independent tax practices in the ordinary course of business and in amounts and on terms consistent with past practice.

“Permitted Liens” means (i) any Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been recorded on the Financial Statements in accordance with GAAP, (ii) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens and security deposits incurred in the ordinary course of business consistent with past practice, in each case, for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (iii) Liens incurred in the ordinary course of business consistent with past practice in connection with pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation that, individually or in the aggregate, are not material in amount or nature, (iv) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, individually or in the aggregate, are not material in amount or nature and that do not, in any case, materially detract from the value or use of the property subject thereto, (v) Liens on real property and fixtures owned by LTS Properties, LLC located at 1716 Corporate Landing Pkwy., Virginia Beach, VA 23454 to secure Indebtedness owing to First Horizon Bank (formerly First Tennessee Bank) in the original principal amount of $2,200,000, (vi) Liens on real property and fixtures owned by JTH Court Plaza, LLC located at 2387 Liberty Way, Virginia Beach, VA 23456owing to First Horizon Bank (formerly First Tennessee Bank) that secures a credit card facility in the maximum amount of $1,000,000, and (vii) those items identified on Schedule 1.1(a).

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint enterprise, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Personal Data” has the same meaning as the terms “personal data”, “personal information” or the equivalent under the applicable Data Protection Requirement.

“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period that ends on the Closing Date.

“Proportionate Voting Shares” shall have the meaning to be given that term in the Constating Documents of Purchaser.

“Prospectus” means the non-offering preliminary prospectus and/or final prospectus of Purchaser, and any amendment thereto, as the context requires, containing disclosure regarding, among other things, the completion of the transactions contemplated hereby (and any related matters), as the Qualifying Transaction of Purchaser as well as pro forma disclosure regarding the Purchaser following completion of the Qualifying Transaction.

“Purchaser Board” means the board of directors of Purchaser, as constituted from time to time in accordance with the Purchaser Constating Documents.

“Purchaser Class A Restricted Voting Units” means the class A restricted voting units of Purchaser, each consisting of one Purchaser Class A Share and one-half of a Purchaser Warrant.

“Purchaser Class A Shares” means the class A restricted voting shares in the capital of Purchaser.

“Purchaser Class B Shares” means the class B shares in the capital of Purchaser.

“Purchaser Class B Units” means the class B units of Purchaser, each consisting of one Purchaser Class B Share and one-half of a Purchaser Warrant.

“Purchaser’s Knowledge” means the actual knowledge of each of Andrew Neuberger and Frank Amato, in each case, after reasonable inquiry of such individual’s direct reports with responsibility for the matter at hand.

“Purchaser Securities Authorities” means, collectively, the Alberta Securities Commission, British Columbia Securities Commission, Manitoba Securities Commission, Financial and Consumer Services Commission of New Brunswick, Office of the Superintendent of Securities Service Newfoundland and Labrador, Office of the Superintendent of Securities of the Northwest Territories, Nova Scotia Securities Commission, Nunavut Securities Office, Ontario Securities Commission, Office of the Superintendent of Securities of Prince Edward Island, Financial and Consumer Affairs Authority of Saskatchewan and Office of the Yukon Superintendent of Securities.

“Purchaser Filings” means the filings made to the Canadian Securities Administrators by Purchaser and posted on SEDAR in accordance with applicable Canadian Securities Laws.

“Purchaser Shareholders” means (a) prior to the Effective Time, the registered holders or beneficial owners, as the context requires, of the Purchaser Shares; and (b) at and after the Effective Time, the registered holders and/or beneficial owners, as the context requires, of the Common Shares.

“Purchaser Shares” means the Purchaser Class A Shares and the Purchaser Class B Shares.

“Purchaser Warrants” means the share purchase warrants issued pursuant to the Warrant Agency Agreement to acquire Common Shares becoming exercisable commencing on the date which is sixty-five (65) days after the completion of the Qualifying Transaction of Purchaser, at an exercise price of $11.50 per share, subject to adjustment upon consolidation of the Common Shares, which form part of the Purchaser Class A Restricted Voting Units and the Purchaser Class B Units, respectively.

“Real Property Sales Proceeds” means the net amount of proceeds of sales of the properties identified on Schedule 1.1(b) after reduction only for directly associated transaction expenses related to any such sale.

“Redemption Deadline” shall mean the last day set out in the Notice of Redemption pursuant to which the holders Purchaser Class A Shares may exercise their redemption rights with respect to the Qualifying Transaction.

“Redemption Rights” means the right available to the holders of Purchaser Class A Shares to have all or a portion of their Purchaser Class A Shares redeemed by the Purchaser.

“Registered Intellectual Property” means Intermediate L 1 Intellectual Property issued by, registered or filed with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar as of the date of this Agreement.

“Regulatory Law” means any antitrust, competition or trade regulation Law that prohibits, restricts or regulates actions having the purpose or effect of monopolization or restraint of trade or lessening competition.

“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon, from, or migrating through, within or into, any soil, sediment, subsurface strata, ambient air (indoor or outdoor), surface water, or groundwater.

“Remedial Action” means any action required to investigate, clean up, remove or remediate, or conduct remedial, responsive, monitoring or corrective actions with respect to, any Release of Hazardous Materials.

“Representatives” means, with respect to any Person, its directors, officers, employees, agents, representatives, consultants and advisors.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Securities Authority” means the Ontario Securities Commission and any other applicable securities regulatory authority of any province or territory of Canada, other than Quebec, or the United Sates, including the SEC.

“SEDAR” means the System for Electronic Document Analysis and Retrieval administered by the Canadian Securities Administrators.

“Seller’s Knowledge” means the actual knowledge of each of Brent Turner, Michael Piper and Tiffany McWaters, in each case, after reasonable inquiry of such individual’s direct reports with responsibility for the matter at hand.

“Seller Privacy Policies” means the Seller’s or any of its Subsidiaries’ applicable policies and procedures made available to the public relating to the Seller’s collection, use, storage, disclosure, or cross-border transfer of Personal Data, as they exist or existed on or prior to the date of this Agreement.

“SPAC” means special purpose acquisition corporation as contemplated by Part X of the Exchange Listing Manual.

“SPAC Escrow Agent” means TSX Trust Company.

“SPAC Escrow Agreement” means the SPAC Escrow Agreement dated as of August 11, 2020 between Purchaser, the Escrow Agent and Canaccord Genuity.

“Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.

“Subscription Agreements” means those certain subscription agreements entered into by Purchaser pursuant to which Purchaser contemplates selling up to $25 million Common Shares in accordance with the terms of such agreement, the form of which has been provided to Seller.

“Subsidiary” means, with respect to any Person, a corporation, partnership, joint venture, association, limited liability company or other entity of which such first Person owns, directly or indirectly, more than 50% of the outstanding voting stock or other ownership interests or directly or indirectly has the right to elect a majority of the board of directors or other Persons performing similar functions.

“Tax” or “Taxes” means all U.S. federal, state, provincial, local, non-U.S. taxes, charges, fees, duties, levies, imposts, impositions, deficiencies or other assessments in the nature of a tax (including income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes), imposed by any Governmental Authority, together with any interest, penalties, and additions to tax with respect thereto.

“Tax Act” means Income Tax Act (Canada).

“Tax Return Discounting and Preparation Law” means all Canadian federal or provincial Law pertaining to the discounting of a Canadian federal or provincial income tax return (e.g. the calculation and payment of part of an anticipated tax refund to a customer before the filing of the corresponding tax return with the applicable Governmental Authority) or the preparation of a Canadian federal or provincial income tax return for another person/organization, including without limitation the Tax Rebate Discounting Act (Canada), and the administrative policies and requirements of the Canada Revenue Agency and any other Governmental Authority with authority to administer or enforce any such Law to the extent that such policies or requirements pertain to the discounting or preparation of any Canadian federal or provincial income tax return (including the administrative policies and requirements of the Canada Revenue Agency with respect to the EFILE system and the electronic filing/e-filing of income tax returns).

“Tax Returns” means any and all returns, reports, claims for refund, and forms (including elections, declarations, amendments, schedules, information returns, information statements, or attachments thereto) filed or required to be filed with a Governmental Authority with respect to Taxes.

“Third Party Registered Intellectual Property” means all intellectual property rights in the following, whether arising under the Laws of the United States or any other jurisdiction, that is owned by any Person outside of the Parties and their Subsidiaries as of the date of this Agreement: (a) patents and patent applications, and any continuations, continuations-in-part, extensions, reexaminations, divisionals, reissues and/or foreign counterparts claiming priority to or sharing priority with, in whole or in part, such patent(s) or application(s) that were filed with the United States Patent and Trademark Office or an equivalent foreign agency; (b) trademarks and trademark applications filed with the United States Patent and Trademark Office; and (c) copyrights and copyright applications filed with the United States Copyright Office or an equivalent foreign agency.

“Trademarks” means all trademark rights in the following, whether arising under the Laws of the United States or any other jurisdiction, that is owned by Intermediate L 1 and its Subsidiaries as of the date of this Agreement: trademarks, service marks, trade names, business names, slogans, trade dress, logos and other indicia of origin, and Internet domain names and social medial accounts and handles, whether registered or not, together with the goodwill associated therewith and all registrations, applications for registration and renewals therefor.

“Transaction Expenses” means all fees and expenses incurred by Intermediate L 1 or Seller at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the transactions contemplated hereby and thereby.

“Transaction Tax Deductions” means, without duplication, any amounts that are deductible for income Tax purposes in connection with or relating to: (a) the Transaction Expenses; (b) the capitalized financing costs and expenses that become deductible for Income Tax purposes as a result of the satisfaction of any Indebtedness on the Closing Date, including all accrued interests, fees, premiums, penalties and other amounts due and owing in respect thereof, that are deductible for Income Tax purposes in a Pre-Closing Tax Period under applicable Tax Law; (c) any and all payments made or other consideration provided to Brent Turner under the Bonus Agreement, and (d) the acceleration of vesting of the performance based restricted stock units, restricted stock units or incentive stock options identified on Schedule 3.7 or 5.3 of the Disclosure Schedule.

“Transition Services Agreement” means that certain transition services agreement by and between Parent and Purchaser, substantially in the form set forth on Exhibit C.

“Treasury Regulations” means final or temporary regulations promulgated under the Code.

“Warrant Agency Agreement” means the warrant agency agreement dated August 11, 2020, between Purchaser and the Warrant Agent providing for the creation and issuance of Purchaser Warrants.

“Warrant Agent” means TSX Trust Company in its capacity as warrant agent under the Warrant Agency Agreement, and its successors and permitted assigns.

“WARN” or “WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Willful Breach” means a material breach of this Agreement, or a material failure to perform an obligation under this Agreement, in each case, by a Party that is the consequence of an intentional act or intentional failure to take an act by such Party with the actual knowledge that the taking of such act or failure to take such act would cause, or would be reasonably likely to cause, a material breach of this Agreement.

Section 1.2            Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
Agreement	Preamble
Alternate Debt Financing	Section 5.11(a)(iii)
Allocation Schedule	Section 6.10(b)
Anti-Corruption Laws	Section 3.21
Audited Financial Statements	Section 3.5(a)
Benefit Plan	Section 3.17(a)
Board Representatives	Section 5.15
Business	Recitals
Business Permits	Section 3.9(b)
Cash Purchase Price	Section 2.2(a)(i)
Chosen Financing Courts	Section 9.14(b)
Claim	Section 9.18
Closing	Section 2.5
Closing Agreement	Section 5.16
Closing Cash Payment	Section 2.4
COBRA	Section 5.7(e)
Commitment Letters	Section 4.4(a)
Confidentiality Agreement	Section 5.8(a)
Continuation Period	Section 5.7(a)
Covered Individual	Section 3.17(a)
Debt Financing	Section 4.4(a)
Equity Securities	Section 5.3(b)(ii)

Definition	Location
Financial Statements	Section 3.5(a)
Inactive Employees	Section 5.7(a)
Indemnitees	Section 5.16
Interim Financial Statements	Section 3.5(a)
Interim Financials Date	Section 3.5(a)
Intermediate L 1	Recitals
Intermediate L 1 Intellectual Property	Section 3.13(a)
Intermediate L 1 Interests	Recitals
Investor Rights Agreement	Section 5.15
Leased Real Property	Section 3.11(a)
Lenders	Section 4.4(a)
Liberty Transaction	Recitals
LoanMe	Recitals
LoanMe Closing	Section 7.1(l)
LoanMe Merger Agreement	Recitals
LoanMe Transaction	Recitals
Merger Subsidiary	Recitals
Material Contracts	Section 3.15(a)
Material Suppliers	Section 3.16
Methodology Schedule	Section 6.10(b)
New Commitment Letter	Section 5.11(a)(iii)
Non-U.S. Benefit Plan	Section 3.17(a)
OFAC	Section 3.22
Owned Real Property	Section 3.11(d)
Parties	Preamble
Party	Preamble
PIPE Shares	Recitals
PIPE Subsidiaries	Recitals
Proprietary Software	Section 3.13(e)
Purchase Price	Section 2.2
Purchaser	Preamble
Purchaser Benefit Plans	Section 5.7(b)
Purchaser Share Conversion	Section 7.1(c)
Qualified Benefit Plan	Section 3.17(c)
Qualifying Transaction	Recitals
Real Property Leases	Section 3.11(a)
Related Party Contract	Section 3.24
Retained Employees	Section 5.7(a)
Retained Seller Insurance Policies	Section 5.12
Review Period	Section 6.10(b)
Schedule Supplement	Section 5.18
Seller	Preamble
Seller Waiving Party	Section 9.11(b)

Definition	Location
Seller 401(k) Plan	Section 5.7(c)
Share Consideration	Section 2.2(a)(ii)
Target Benefit Plans	Section 3.17(a)
Target Employees	Section 3.18(a)
Target Subsidiary Securities	Section 3.2(c)
Tax Claim	Section 6.5
Transfer Taxes	Section 6.1
Union	Section 3.18(b)

Section 1.3            Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)               when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement;

(b)               the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)               the words “include”, “includes” and “including” are deemed to be followed by the words “without limitation”;

(d)               the words “hereof”, “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)               all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f)                the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such definitions;

(g)               references to a Person are also to its successors and permitted assigns;

(h)               pronouns in masculine, feminine or neuter genders will be construed to state and include any other gender;

(i)                 the phrase “ordinary course”, “ordinary course of business” or “ordinary course of business consistent with past practice” means the ordinary course of business of the applicable Person or Persons or business, as applicable, consistent with past practices (including with respect to quantity and frequency);

(j)                 if the last day of a period measured hereunder is a non-Business Day, the period in question will end on the next succeeding Business Day;

(k)               all references to days or months will be deemed references to calendar days or months unless otherwise expressly specified;

(l)                 references to any Law shall be deemed to refer to such Law as amended from time to time (including any successor Law) and to any rules or regulations promulgated thereunder;

(m)             any Action that has been initiated but with respect to which process or other written notice has not been served on or delivered to the indicated Person shall be deemed to be “threatened” rather than “pending”; and

(n)               the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

Section 1.4            Disclosure Schedule. Notwithstanding anything to the contrary contained in this Agreement, the information and disclosures contained in any Section of the Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each other Section of the Disclosure Schedule as though fully set forth in such other Section to the extent the applicability and relevance of such information to such other Section is reasonably apparent on the face of such information. Certain items and matters are listed in the Disclosure Schedule for informational purposes only and may not be required to be listed therein by the terms of this Agreement. Except as otherwise expressly provided in this Agreement or in the applicable Section of the Disclosure Schedule, in no event shall the listing of items or matters in the Disclosure Schedule be deemed or interpreted to broaden, or otherwise expand the scope of, the representations and warranties set forth in ARTICLE III or the covenants contained in this Agreement. No reference to, or disclosure of, any item or matter in any Section of this Agreement or any Section of the Disclosure Schedule shall be construed as an admission or indication that such item or matter is material. Without limiting the foregoing, no reference to or disclosure of a possible breach or violation of any contract, Law or Governmental Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

ARTICLE II
Purchase and Sale

Section 2.1            Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell to the Purchaser and the Purchaser shall purchase from Seller, the Intermediate L 1 Interests, free and clear of all Liens, for the consideration specified in Section 2.2.

Section 2.2            The Purchase Price.

(a)               The aggregate consideration for the purchase and sale of the Intermediate L 1 Interests (the “Purchase Price”) shall be:

(i)              An amount equal to One Hundred Eighty-Two Million Fifty-Five Thousand Dollars ($182,055,000.00) (the “Cash Purchase Price”); payable as provided in Section 2.3(a)(i) and Section 2.3(b) below; and

(ii)           $73,700,000, payable by the delivery of Seventy-Three Thousand Seven Hundred (73,700) Proportionate Voting Shares (the “Share Consideration”).

(b)               The Purchase Price shall be subject to adjustment in accordance with Section 2.4 of this Agreement.

Section 2.3            Transactions to be Effected at Closing.

(a)               At the Closing, the Purchaser shall deliver to Seller:

(i)              the Closing Cash Payment (defined below) by wire transfer of immediately available funds to the account(s) designated in writing by Seller to Purchaser no later than two (2) Business Days prior to the Closing Date;

(ii)           one or more certificates representing the Share Consideration; and

(iii)         the Ancillary Documents and all other agreements, documents, instruments or certificates required to be delivered by the Purchaser at or prior to the Closing pursuant to Section 7.3 of this Agreement.

Notwithstanding anything to the contrary set forth herein, Seller, in its sole and absolute discretion, but subject to the applicable securities Laws (including Canadian Securities Laws), shall have the right to (i) direct Purchaser in writing to issue a portion of the Share Consideration directly to Brent Turner, in which event Purchaser shall issue such portion of the Share Consideration to Brent Turner and/or (ii) transfer a portion of the Share Consideration received by Seller to Brent Turner, in each case, (y) to satisfy Seller’s obligations under the Bonus Agreement, and (z) subject to Mr. Turner’s execution and delivery of a Lock-Up Agreement.

(b)               At the Closing, Purchaser shall pay, on behalf of Intermediate L 1 or its Affiliates, from the Cash Purchase Price, the following amounts:

(i)              Indebtedness of Intermediate L 1 or its Subsidiaries, by wire transfer of immediately available funds, to the accounts and in the amounts specified on the Closing Certificate; and

(ii)           any Transaction Expenses, by wire transfer of immediately available funds, to the accounts and in the amounts specified on the Closing Certificate;

provided, however, that (x) the amount payable by Purchaser pursuant this Section 2.3(b) shall not exceed the amount of the Cash Purchase Price (as adjusted pursuant to the first sentence of Section 2.4), and (y) any amount payable pursuant to this Section 2.3(b) in excess of the Cash Purchase Price (as adjusted pursuant to the first sentence of Section 2.4) shall be paid by Seller, by wire transfer of immediately available funds, to the accounts and in the amounts specified on the Closing Certificate.

(c)               At the Closing, the Seller shall deliver to Purchaser:

(i)              a duly executed limited liability company interest assignment for transfer of the Intermediate L 1 Interests to the Purchaser; and

(ii)           the Ancillary Documents and all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 7.2 of this Agreement; and

Section 2.4            Purchase Price Adjustments.

(a)       At the Closing, the Cash Purchase Price shall be decreased by (i) the FS Reimbursement Amount and (ii) the amount of any Real Property Sales proceeds resulting from sales of any of the properties identified in the definition thereof occurring at any time prior to the Closing (including prior to the date of this Agreement). The net amount after giving effect to (i) the adjustment provided above in this Section 2.4 and (ii) the payments made on behalf of Intermediate L 1 or its Affiliates pursuant to Section 2.3(b) is referred to herein as the “Closing Cash Payment.”

(b)       At the Closing, the Share Consideration shall be decreased as follows, without duplication: (i) if Closing occurs on or before April 30, 2021, the Share Consideration shall be decreased by 12,300 Proportionate Voting Shares (i.e., $12,300,000), (ii) if Closing occurs after April 30, 2021 but on or before May 31, 2021, the Share Consideration shall be decreased by 9,300 Proportionate Voting Shares (i.e., $9,300,000), (iii) if Closing occurs after May 31, 2021 but on or before June 30, 2021, the Share Consideration shall be decreased by 6,300 Proportionate Voting Shares (i.e., $6,300,000), and (iv) if Closing occurs after June 30, 2021 but on or before July 31, 2021, the Share Consideration shall be decreased by 3,300 Proportionate Voting Shares (i.e., $3,300,000). If, notwithstanding the Outside Date, Closing occurs on or after August 1, 2021, there shall no reduction in the Share Consideration.

(c)       Any adjustment(s) pursuant to Section 2.4(a) or Section 2.4(b) shall be treated as an adjustment to the Purchase Price by the parties for all purposes, unless otherwise required by Law.

(d)       Notwithstanding anything to the contrary set forth herein, if, between the date hereof and the Effective Time and notwithstanding the restrictions set forth in Section 5.4, the outstanding shares of Purchaser shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, stock dividend, stock split, reverse stock split or other change in capitalization, appropriate and proportionate adjustments shall be made to the Share Consideration.

Section 2.5            Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement shall take place by electronic document transfer (i.e., pdf signature pages and fully executed documents exchanged via email) (the “Closing”) on a date that is two (2) Business Days after the satisfaction or written waiver (to the extent permitted by applicable Law) of the conditions to the obligations of the Parties hereto set forth in ARTICLE VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing)). The Closing shall be deemed effective as of the Effective Time for accounting purposes.

Section 2.6            Withholding Tax. Purchaser shall be entitled to deduct and withhold from the amounts otherwise payable by it pursuant to or in connection with this Agreement to any Person such amounts as it reasonably determines it is required to deduct and withhold under any provision of Tax Law and to collect any necessary forms relating to Taxes or any similar information from the Seller and its respective Affiliates and recipients of any such payments. The Purchaser shall use commercially reasonable efforts to provide the Seller with written notice as soon as reasonably practicable upon becoming aware that any such deduction or withholding is required, and the parties shall use commercially reasonable efforts, to mitigate any such deduction or withholding. To the extent that amounts are so deducted and withheld and remitted to the proper Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect to which such deduction and withholding was made.

ARTICLE III
Representations and Warranties of the Seller

With respect to any Section of this ARTICLE III, except (a) as disclosed in the reports, statements and other documents filed by Parent with the SEC or furnished by Parent to the SEC, in each case pursuant to the Securities Exchange Act of 1934 prior to the date of this Agreement; or (b) as set forth (or deemed to be set forth in accordance with Section 1.4) in the applicable section of the Disclosure Schedule, the Seller hereby represents and warrants to the Purchaser as follows:

Section 3.1            Organization, Authority and Qualification.

(a)               The Seller is duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all necessary limited liability company power and authority to enter into this Agreement and the Ancillary Documents, as applicable, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. The execution and delivery of this Agreement and the Ancillary Documents by the Seller, the performance by the Seller of its obligations hereunder and thereunder and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Seller and Parent. Seller has delivered to Purchaser true, correct and complete copies of all board, shareholder or similar consents of Seller or its Affiliates necessary to authorize the execution, delivery and performance of this Agreement (and the Ancillary Documents) or to consummate the Liberty Transaction and the other transactions contemplated hereby and thereby. This Agreement has been, and upon their execution the Ancillary Documents will have been, duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes, and upon their execution the Ancillary Documents will constitute, legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.

(b)               Intermediate L 1 is duly formed, validly existing and in good standing under the laws of the State of Delaware and has all necessary limited liability company power and authority to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted. Intermediate L 1 is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except for those jurisdictions where failure to be so qualified would not have a Material Adverse Effect.

Section 3.2            Capitalization; Subsidiaries.

(a)               Except as set forth on Section 3.2(a) of the Disclosure Schedules, the Intermediate L 1 Interests are owned of record and beneficially by the Seller free and clear of all Liens (other than Liens imposed by applicable securities Laws). All of the Intermediate L 1 Interests are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights, rights of first refusal, rights of first offer or other similar rights. Except for the Intermediate L 1 Interests, there are no authorized, issued or outstanding (i) Equity Securities of Intermediate L 1 or (ii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal, rights of first offer, registration rights or other Contracts, rights, commitments or other arrangements that require the Seller or Intermediate L 1 to issue, sell, dispose of or otherwise cause to become issued or outstanding or to acquire, repurchase or redeem or vote any Equity Securities of Intermediate L 1. There are no Contracts or understandings in effect, and neither the Seller nor Intermediate L 1 is bound by any Contracts in respect of, or the voting or transfer of any of, the Equity Securities of Intermediate L 1.

(b)               Each Subsidiary of Intermediate L 1 is duly incorporated or otherwise duly organized, validly existing and (where such concept is recognized) in good standing under the laws of its jurisdiction of incorporation or organization. Each Subsidiary of the Intermediate L 1 has all corporate, limited liability company or comparable powers required to carry on its business as now conducted. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except where failure to be so qualified or in good standing would not have a Material Adverse Effect. Prior to the date of this Agreement, the Seller has made available to Purchaser true, correct and complete copies of the applicable Organizational Documents of each Subsidiary of Intermediate L 1, in each case, as in effect on the date of this Agreement.

(c)               All of the outstanding capital stock or other voting securities of or other ownership interests in each Subsidiary of Intermediate L 1 is owned by Intermediate L 1, directly or indirectly, free and clear of any Lien. Section 3.2(c) of the Disclosure Schedules contains a complete and accurate list of the Subsidiaries of the Intermediate L 1, including, for each of the Subsidiaries, (x) its name, (y) its jurisdiction of organization and (z) its ownership interest (including type, amount and percentage) by Intermediate L 1, as well as its ownership interest (including type, amount and percentage) by any other Person or Persons. Except as set forth on Section 3.2(c) of the Disclosure Schedules, each Subsidiary is directly or indirectly wholly owned by Intermediate L 1. Except as set forth on Section 3.2(c) of the Disclosure Schedules, there are no issued, reserved for issuance or outstanding (i) securities of Intermediate L 1 or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or other ownership interests in any Subsidiary of Intermediate L 1, (ii) options or other rights or agreements, commitments or understandings to acquire from Intermediate L 1 or any of its Subsidiaries, or other obligations of Intermediate L 1 or any of its Subsidiaries to issue, any shares of capital stock or other voting securities of or other ownership interests in, or any securities convertible into or exchangeable or exercisable for, any shares of capital stock or other voting securities of or other ownership interests in any Subsidiary of Intermediate L 1 or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by Intermediate L 1 or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of or other ownership interests in any Subsidiary of Intermediate L 1 (the items in clauses (i) through (iii) being referred to collectively as the “Target Subsidiary Securities”). There are no outstanding obligations of Intermediate L 1 or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Target Subsidiary Securities.

(d)               Other than the capital stock or other ownership interests that Intermediate L 1 owns of its Subsidiaries, except as set forth on Section 3.2(d) of the Disclosure Schedules, Intermediate L 1 does not own, directly or indirectly, any capital stock or other ownership interests of any other Person. None of Intermediate L 1 or its Subsidiaries is obligated to make any investment in or capital contribution to any Person.

(e)               All of the outstanding equity interests of Seller are owned by Franchise Group Intermediate Holdco, LLC.

Section 3.3            No Conflict. Except as set forth in Section 3.3 of the Disclosure Schedules, and assuming that all filings and notifications described in Section 3.4 have been made, the execution, delivery and performance of this Agreement and the Ancillary Documents by the Seller and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate, conflict with or result in the breach of the Organizational Documents of the Seller, Intermediate L 1 or Intermediate L 1’s Subsidiaries, (b) conflict with or violate any Law or Governmental Order applicable to the Seller, its Subsidiaries or Intermediate L 1, (c) conflict with, result in any breach or violation of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any Consent under, or give to others any rights of termination, acceleration, amendment or cancellation of, any Contract (including any Real Property Lease) to which any of the Seller, Intermediate L 1 or any of Intermediate L 1’s Subsidiaries is a party, or (d) result in the creation of any Lien on any of the properties or assets of Intermediate L 1 or any of its Subsidiaries, except in the case of clauses (b), (c) and (d), as would not reasonably be expected to have a Material Adverse Effect.

Section 3.4           Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and each Ancillary Documents by the Seller does not and will not require any Consent of any Governmental Authority, except (a) as listed on Section 3.4 of the Disclosure Schedules, (b) such filings as may be required under the HSR Act or (c) where failure to obtain such Consent would not, individually or in the aggregate with all such Consents, reasonably be expected to prevent or materially impair or delay the consummation by the Seller of the transactions contemplated by this Agreement and the Ancillary Documents or would not reasonably be expected to be material to the Business.

Section 3.5            Financial Information.

(a)               Section 3.5(a) of the Disclosure Schedule contains true and correct copies of (i) the audited consolidated balance sheets of Parent and its Subsidiaries (or Liberty Tax, Inc. or JTH Holding, Inc. and their respective Subsidiaries, as applicable) for each of the years ending April 30, 2018 and April 30, 2019, the related audited consolidated statements of operations, cash flows and stockholders’ equity of Parent and its Subsidiaries (or Liberty Tax, Inc. or JTH Holding, Inc. and their respective Subsidiaries, as applicable) for the fiscal years ended as of such dates (collectively, the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of Intermediate L 1 and its Subsidiaries as of October 24, 2020 (the “Interim Financials Date”), the related unaudited consolidated statements of operations, cash flows and member’s equity of Intermediate L 1 and its Subsidiaries for the quarterly period ended as of such date (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Audited Financial Statements (A) were prepared from and in accordance with the books of account and other financial records of Parent and its Subsidiaries (or Liberty Tax, Inc. or JTH Holding, Inc. and their respective Subsidiaries, as applicable) (except as may be indicated in the notes thereto), (B) comply in all material respects with the rules and regulations of the SEC with respect thereto, (C) present fairly in all material respects the consolidated financial condition of Parent and its Subsidiaries (or Liberty Tax, Inc. or JTH Holding, Inc. and their respective Subsidiaries, as applicable) as of such dates and the consolidated results of operations, cash flows and changes in stockholders’ equity of Parent and its Subsidiaries (or Liberty Tax, Inc. or JTH Holding, Inc. and their respective Subsidiaries, as applicable) for such periods, and (D) were prepared in accordance with GAAP consistently applied throughout the periods indicated (except as indicated in the related notes thereto). The Interim Financial Statements (1) were prepared from and in accordance with the books of account and other financial records of Intermediate L 1 and its Subsidiaries (except as may be indicated in the notes thereto), and (2) present fairly in all material respects the assets and liabilities of the Business as of the Interim Financial Dates; provided that, in the case of clause (2), (x) the Interim Financial Statements are subject to normal recurring year-end adjustments not material in nature or amount, individually or in the aggregate, and the absence of notes, and (y) the Interim Financial Statements are presented on a carve-out basis to include the historical financial position of the Business on a standalone basis, and any and all allocations made with respect to assets and liabilities not solely related to the Business are made on a reasonable basis.

(b)              The books and records of Intermediate L 1 have been maintained in material compliance with applicable legal and accounting requirements (including GAAP), and such records accurately reflect, in all material respects, all transactions in respect of the conduct of the Business.

(c)               Intermediate L 1 and its Subsidiaries maintain, in all material respects, a system of internal accounting controls adequate to provide reasonable assurances that, with respect to the Business, (i) transactions are executed in accordance with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) the recorded accountability for assets are compared with the existing assets at reasonable intervals so that appropriate action can be taken with respect to any differences, and (iv) the obligations of Intermediate L 1 and its Subsidiaries are satisfied in a timely manner and as required under the terms of any applicable Contract. Such internal accounting controls provide reasonable assurance regarding the reliability of Intermediate L 1’s and its Subsidiaries’ financial reporting and the preparation of Intermediate L 1’s and its Subsidiaries’ consolidated financial statements with respect to the Business for external purposes in accordance with GAAP. Since January 1, 2018, to the extent related to the Business, Intermediate L 1’s (or Liberty Tax, Inc.’s or JTH Holding, Inc.’s, as applicable) principal executive officer and its principal financial officer have disclosed to Intermediate L 1’s (or Liberty Tax, Inc.’s or JTH Holding, Inc.’s, as applicable) auditors and the audit committee of Intermediate L 1’s (or Liberty Tax, Inc.’s or JTH Holding, Inc.’s, as applicable) Board of Directors (A) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Intermediate L 1’s ability to record, process, summarize and report financial information, and (B) any known Fraud, whether or not material, that involves management or other employees who have a significant role in Intermediate L 1’s and its Subsidiaries’ internal controls and Intermediate L 1 has made available to the Purchaser copies of any such disclosure.

(d)              All material outstanding accounts receivable, bills receivable and trade accounts of the Seller and its Subsidiaries relating to the Business have resulted from bona fide arm’s length transactions in the ordinary course of business.

Section 3.6            Absence of Undisclosed Liabilities. There are no material Liabilities of Intermediate L 1 other than Liabilities (a) reflected in or reserved against on the Interim Financial Statements or the balance sheet set forth in the Interim Financial Statements or the notes thereto or (b) incurred since the Interim Financials Date, in the ordinary course of business that, individually or in the aggregate, have not been and would not reasonably be expected to be material to the Business (excluding any such liabilities resulting or arising from a breach or violation of any Contract, warranty or applicable Law or tort or infringement). Intermediate L 1 and its Subsidiaries do not maintain any “off balance sheet arrangements” within the meaning of Item 303 of Regulation S-K of the SEC.

Section 3.7            Conduct in the Ordinary Course. Except as set forth in Section 3.7 of the Disclosure Schedules, since October 24, 2020, except for any actions contemplated by this Agreement or any Ancillary documents, (a) Intermediate L 1 and its Subsidiaries (i) have conducted the Business in the ordinary course and (ii) have not taken any action or omitted to take any action which if taken or omitted to be taken after the date hereof would constitute a material violation of Section 5.3(b) or Section 5.3(c) (excluding for purposes hereof, Section 5.3(c)(vi)), and (b) there has not occurred any Material Adverse Effect.

Section 3.8            Litigation; Governmental Orders. Except as set forth in Section 3.8 of the Disclosure Schedules, there currently is no Action by or against the Seller or any of its Subsidiaries pending, or to the Seller’s Knowledge, threatened in writing, by or before any Governmental Authority that, individually or in the aggregate, would reasonably be expected to (a) prevent or materially impair or delay the consummation by the Seller of the transactions contemplated by this Agreement or any Ancillary Documents, (b) affect the legality, validity or enforceability of this Agreement or any Ancillary Documents or (c) be material to the Business. There currently is no outstanding Governmental Order of, or pending or, to the Seller’s Knowledge, threatened in writing by, any Governmental Authority relating to the Business that, individually or in the aggregate, would reasonably be expected to (i) prevent or materially impair or delay the consummation by the Seller of the transactions contemplated by this Agreement or any Ancillary Documents, (ii) affect the legality, validity or enforceability of this Agreement or any Ancillary Documents or (iii) be material to the Business.

Section 3.9            Compliance with Laws; Permits.

(a)               Except as set forth on Section 3.9(a) of the Disclosure Schedules, Intermediate L 1 and its Subsidiaries are conducting, and since January 1, 2018 have conducted, the Business in compliance with all applicable Laws and Governmental Orders in all material respects. Except as set forth on Section 3.9(a) of the Disclosure Schedules, since January 1, 2018, Intermediate L 1 and its Subsidiaries have not received any written or, to Seller’s Knowledge, oral notice of any material noncompliance with, violation of or default under any Law or Governmental Order relating to the Business or any Action in respect thereof. Except as set forth on Section 3.9(a) of the Disclosure Schedules, none of Intermediate L 1 or any of its Subsidiaries has entered into any agreement or settlement with any Governmental Authority with respect to any alleged material noncompliance with, violation or default under any Law or Governmental Order relating to the Business.

(b)               Intermediate L 1 and its Subsidiaries hold, and since January 1, 2018 have held, all material Permits (the “Business Permits”) necessary for the conduct of the Business. All Business Permits are, and since January 1, 2018 have been, valid and in full force and effect, and no Action is pending, or to the Seller’s Knowledge, threatened, seeking the revocation, amendment, cancellation or suspension of any such Business Permit. Intermediate L 1 and its Subsidiaries are in compliance with, and since January 31, 2016 have complied with, in all material respects, all terms and conditions of the Business Permits and no default or violation (or event that, with the lapse of time or giving of notice or both, would become a default or violation) has occurred that would give rise to any right of revocation, amendment, cancellation or suspension of any Business Permit.

(c)               Intermediate L 1 and each of its Subsidiaries has timely filed all regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Governmental Authority relating to the Business, and has timely paid all fees and assessments due and payable in connection therewith, except where the failure to make such filings or payments would not reasonably be expected to be material to the Business.

Section 3.10          Environmental Matters.

(a)               Except as would not have a Material Adverse Effect, (i) since January 31, 2016, the Business has been in compliance with all applicable Environmental Laws and Intermediate L 1 or one of its Subsidiaries have obtained and has been in compliance with all Environmental Permits and Environmental Laws required for the conduct of the Business, (ii) there is no Environmental Claim relating to the Business pending or, to the Seller’s Knowledge, threatened in writing, against Intermediate L 1 or any of its Subsidiaries, and all such past Environmental Claims have been finally and fully resolved, and (iii) to the Seller’s Knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the Release or presence of any Hazardous Materials, that could reasonably be expected to form the basis of any Environmental Claim relating to the Business against Intermediate L 1 or any of its Subsidiaries or require any Remedial Action by the Business pursuant to applicable Environmental Law.

(b)               Seller has provided to the Purchaser copies of all material studies, audits, assessments and reports, in its possession or control and issued within the past five (5) years, relating to Hazardous Materials or Environmental Claims, pertaining to the environmental condition of the real properties of the Business, or the compliance (or noncompliance) by Intermediate L 1 or any of its Subsidiaries, with respect to the Business, with Environmental Laws.

Section 3.11          Real Property.

(a)               Section 3.11(a) of the Disclosure Schedule sets forth a true, correct and complete list of all real property locations leased or subleased by Intermediate L 1 or any of its Subsidiaries (each, a “Leased Real Property,” and the applicable leases or subleases for such Leased Real Property, together with any amendments, modifications, supplements and guarantees relating thereto, the “Real Property Leases”).

(b)               Intermediate L 1 or one of its Subsidiaries has a valid leasehold, subleasehold, license or similar interest in each Leased Real Property pursuant to the applicable Real Property Lease, free and clear of all Liens except for Permitted Liens. No Real Property Lease is subject to any material defenses, setoffs or counterclaims, and no material obligations of any landlords or sublandlords thereunder are delinquent. Either Intermediate L 1 or one of its Subsidiaries, as applicable, has performed all material obligations required to be performed by it to date under each Real Property Lease. With respect to each Leased Real Property, neither Intermediate L 1 nor any of its Subsidiaries has subleased, licensed, sublicensed or otherwise granted anyone a right to use or occupy such Leased Real Property or any material portion thereof. Neither Intermediate L 1 nor any of its Subsidiaries are (and, to the Seller’s Knowledge, no other party thereto is) in material default under any Real Property Lease. To the Seller’s Knowledge, no written notice of any material default under any Real Property Lease, which default remains uncured, has been sent or received by Intermediate L 1 or any of its Subsidiaries. To the Seller’s Knowledge, no conditions or circumstances exist which, with the lapse of time or the giving of notice, or both, would constitute a material default or breach under any Real Property Lease. Each Real Property Lease is in full force and effect, and is the valid, binding and enforceable obligation of Intermediate L 1 or one of its Subsidiaries in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). To the Seller’s Knowledge, no portion of the Leased Real Property is subject to any pending condemnation or eminent domain proceeding by any Governmental Authority and there is no threatened condemnation or eminent domain action with respect thereto.

(c)               All improvements located on the Leased Real Property and the Owned Real Property (as defined below) are in sufficiently good condition and repair (ordinary wear and tear excepted) to allow the Business to be operated in all material respects in the ordinary course of business as currently operated. To the Seller’s Knowledge, no fact or condition exists which could result in the termination or reduction (other than to a de minimis extent) of the current access from the Leased Real Property or the Owned Real Property to existing roads or to sewer or other utility services presently serving such Leased Real Property and the Owned Real Property that would materially impact the use of the Leased Real Property or the Owned Real Property, as applicable. Intermediate L 1 or one of its Subsidiaries has exclusive possession of each parcel of Leased Real Property, other than any occupancy rights granted to third-party owners, tenants or licensees pursuant to agreements with respect to such real property entered in the ordinary course of business and set forth on Section 3.11(a) or Section 3.11(d) of the Disclosure Schedule.

(d)               Section 3.11(d) of the Disclosure Schedule list all real property owned by Intermediate L 1 or one of its Subsidiaries and held for use by the Business (collectively, the “Owned Real Property”). Intermediate L 1 or one of its Subsidiaries has valid title to the Owned Real Property, free and clear of all Liens except for Permitted Liens. Intermediate L 1 one of its Subsidiaries has exclusive possession of each parcel of Owned Real Property, other than any occupancy rights granted to third-party owners, tenants or licensees pursuant to agreements with respect to such real property entered in the ordinary course of business. No portion of the Owned Real Property is subject to any pending condemnation or eminent domain proceeding by any Governmental Authority and, to the Seller’s Knowledge, there is no threatened condemnation or eminent domain action with respect thereto. There are no options, first refusal, first offer or first opportunity rights or other similar rights with respect to any portion of the Owned Real Property. There are no tax reduction proceedings pending with respect to all or any portion of the Owned Real Property. To the Seller’s Knowledge, except as would not have a Material Adverse Effect, (i) there is no existing breach or default by any party under any easements or restrictive covenants affecting the Owned Real Property which breach or default has not yet been cured, (ii) neither Intermediate L 1 nor any of its Subsidiaries has received written notice of any default under any easements or restrictive covenants affecting the Owned Real Property which default has not yet been cured, and (iii) there does not exist any condition or event that with the lapse of time or the giving of notice, or both, would constitute such a breach or default under any easements or restrictive covenants affecting the Owned Real Property.

Section 3.12         Condition and Sufficiency of Assets. Except as set forth in Section 3.12 of the Disclosure Schedules and as would not be reasonably expected to have an Material Adverse Effect, (i) the tangible personal property owned by Intermediate L 1 and its Subsidiaries is structurally sound and is in good operating condition and repair, (ii) such tangible personal property is in good operating condition and repair, ordinary wear and tear excepted and (iii) the tangible personal property currently owned or leased by the Intermediate L 1 or its Subsidiaries, together with all other properties and assets of Intermediate L 1 or its Subsidiaries, is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the rights, property and assets necessary to conduct the business of Intermediate L 1 and its Subsidiaries as currently conducted.

Section 3.13          Intellectual Property.

(a)               Section 3.13(a) of the Disclosure Schedules contains an accurate and complete list, as of the date of this Agreement, of all Registered Intellectual Property. To the Seller’s Knowledge, Intermediate L 1 or one of its Subsidiaries exclusively owns all right, title and interest in and to the Intermediate L 1 Intellectual Property, including the Registered Intellectual Property, free and clear of any and all Liens, except for Permitted Liens. To the Seller’s Knowledge, Intermediate L 1 and its Subsidiaries owns or has valid licenses to use all Intellectual Property used or held for use in or necessary for the conduct of the Business as currently conducted by Intermediate L 1 or such Subsidiary.

(b)               To the Seller’s Knowledge, (i) the conduct of the Business conducted by Intermediate L 1 or its Subsidiaries as of the date of this Agreement does not infringe, dilute, misappropriate or otherwise violate, and Intermediate L 1 has not engaged during the prior four (4) years in any activity that infringed, diluted, misappropriated or otherwise violated, any Third Party Registered Intellectual Property; and (ii) no Person is engaging, as of the date of this Agreement, in any activity that infringes, dilutes, misappropriates or otherwise violates any Intermediate L 1 Intellectual Property. As of the date of this Agreement, there is no Action initiated by any other Person pending or, to the Seller’s Knowledge, threatened in writing against Intermediate L 1 or its Subsidiaries concerning the infringement, dilution, misappropriation or otherwise violation of any Third Party Registered Intellectual Property.

(c)               Intermediate L 1 and its Subsidiaries have taken commercially reasonable steps to protect the confidentiality of, and protect against the misuse or misappropriation of, any trade secrets included in the Intermediate L 1 Intellectual Property. To the Seller’s Knowledge, (i) no trade secret of the Intermediate L 1 Intellectual Property has been disclosed by Intermediate L 1 or its Subsidiaries to any Person except pursuant to appropriate non-disclosure or license agreements governing the use thereof, and (ii) no officer, employee, contractor, consultant or agent of Intermediate L 1 or any of its Subsidiaries has misappropriated any trade secrets of any other Person in the course of the performance of her, his or its duties relating to the Business.

(d)               To the Seller’s Knowledge, no present or former officer, director, employee, agent, outside contractor, or consultant of Intermediate L 1 or any of its Subsidiaries holds any right, title or interest, directly or indirectly, in whole or in part, in or to the Registered Intellectual Property.

(e)               As of the date of this Agreement, none of the proprietary software owned by Intermediate L 1 or its Subsidiaries included in the Intermediate L 1 Intellectual Property and currently used in the Business (the “Proprietary Software”) or the IT Assets currently used by the Business contains any computer code or any other mechanisms that (i) to the Seller’s Knowledge, contain any virus or Trojan horse, (ii) to the Seller’s Knowledge, may materially disrupt, disable, erase or harm in any way such Proprietary Software’s or IT Asset’s operation, or cause such Proprietary Software or IT Asset to materially damage or corrupt any data, hardware, storage media, programs, equipment or communications of an IT Asset or (iii) to the Seller’s Knowledge solely with respect to such IT Assets (i.e., not Proprietary Software), contain any “backdoor” or any other mechanism that would permit any Person to access such Proprietary Software or IT Asset, and data contained therein, without authorization. As of the date of this Agreement, none of the Proprietary Software contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of data) that (x) adversely affects the use, functionality or performance of such Proprietary Software or (y) fails to comply with any applicable warranty, specification or other contractual commitment relating to the use, functionality or performance of such Proprietary Software, in each case (x) and (y), in a material manner, and there are no pending or, to the Seller’s Knowledge, threatened claims against Intermediate L 1 or its Subsidiaries alleging any such failure.

(f)                In the past eighteen (18) months, there have been no (i) failures or crashes affecting such IT Assets that have caused a material disruption to the Business or (ii) security breaches materially affecting such IT Assets. In connection with the Business, Intermediate L 1 and its Subsidiaries have implemented and maintain commercially reasonable backup and disaster recovery policies, procedures and technologies, and have taken commercially reasonable actions to protect the integrity and security of the IT Assets used by the Business and the information stored thereon from unauthorized use, access or modification by third parties.

Section 3.14          Data Protection and Security.

(a)               Intermediate L 1 and its Subsidiaries’ conduct of the Business complies in all material respects with, and has since January 1, 2018 complied in all material respects with, all Data Protection Requirements applicable to the conduct of the Business.

(b)               To the Seller’s Knowledge and as of the date of this Agreement, neither Intermediate L 1 nor any of its Subsidiaries have received in connection with the Business any subpoenas, demands, or other notices from any Governmental Authority investigating, inquiring into, or otherwise relating to any actual or potential violation of any Data Protection Law and, to the Seller’s Knowledge, neither Intermediate L 1 nor any of its Subsidiaries are, in connection with the Business, under investigation by any Governmental Authority for any actual or potential violation of any Data Protection Law. No written notice, complaint, claim, enforcement action, or litigation of any kind has been, as of the date of this Agreement, served on, or initiated against Intermediate L 1 or any of its Subsidiaries alleging any material violations of any Data Protection Requirement, including in connection with any failures, crashes, security breaches, unauthorized access, use or disclosure of, or other adverse incident related to, Personal Data, in connection with the Business.

(c)               Intermediate L 1 and its Subsidiaries have each taken commercially reasonable steps to protect (i) the operation, confidentiality, integrity, and security of the software, systems, and websites that are involved in the collection and/or processing of Personal Data in connection with the Business and (ii) Personal Data in the possession and/or control of the Intermediate L 1 or its Subsidiaries in connection with the Business from loss or theft, or unauthorized use, access, disclosure, and modification.

(d)               To the Seller’s Knowledge and as of the date of this Agreement, there has been no unauthorized access, use, or disclosure of, or other adverse events or incidents related to, Personal Data, in each case, in connection with the Business that would require notification of individuals, law enforcement, or any Governmental Authority, under any applicable Data Protection Requirement.

(e)               The Franchise Agreements require that Franchisees comply with all applicable laws, regulations, ordinances and the like, which includes compliance with Canada’s Anti-Spam Legislation (S.C. 2010, c. 23) in connection with the sending or causing or permitting to be sent of any commercial electronic messages in connection with the Business and have retained records to prove such compliance.

(f)                The consummation of the transactions contemplated by this Agreement will not result in a violation of any Data Protection Requirements.

Section 3.15            Material Contracts.

(a)           Section 3.15(a) of the Disclosure Schedule sets forth a true and complete list of each of the following Contracts as of the date hereof to which Intermediate L 1 or any of its Subsidiaries is a party or by which any of the assets of Intermediate L 1 or its Subsidiaries is bound (other than documents entered into in connection therewith), together with all amendments, modifications, supplements, exhibits, annexes, extensions and renewals thereof or thereto, but excluding any Benefit Plans unless expressly described below, the “Material Contracts”):

(i)             any Contract (A) evidencing Indebtedness (other than Permitted Indebtedness) of any of Intermediate L 1, its Subsidiaries or the Business (B) creating any Lien (other than Permitted Liens) upon any assets of Intermediate L 1 or its Subsidiaries;

(ii)            any license agreement pursuant to which Intermediate L 1 or any of its Subsidiaries, (A) has acquired the right to use any material Intellectual Property relating to the Business, other than off-the-shelf software that is generally commercially available on non-discriminatory terms and not customized for use in the Business or (B) has granted to any third party any license to use any material Intellectual Property relating to the Business;

(iii)           any agreement providing for capital expenditures in excess of $1,000,000;

(iv)          any Contract for the sale of any of the assets of Intermediate L 1 or its Subsidiaries, other than the sale of inventory or the sale of franchisee store assets, in each case in the ordinary course of business consistent with past practice;

(v)            any Contract relating to any acquisition by Intermediate L 1 or its Subsidiaries of any operating business or the material assets, capital stock or business division of any other Person (whether through any merger, consolidation, purchase or otherwise) that was either completed during the last three (3) years or that is pending if the aggregate consideration paid or payable under such Contract is in excess of $250,000, excluding in each case any such acquisitions by Intermediate L 1 or its Subsidiaries of or from departing Franchisees or area developers;

(vi)          any Contract containing a covenant that prohibits, limits or impairs, or purports to prohibit, limit or impair, during any period of time the ability of Intermediate L 1 or its Subsidiaries, to (A) compete or engage in the Business or any line of business in any geographic area for any period of time; (B) solicit customers or clients; or (C) solicit or hire any employees (other than non- disclosure agreements containing such employee non-solicit or no hire provisions in the ordinary course with respect to the acquisition of any business), excluding in each case, any Franchise Agreements or Area Developer Agreements containing such covenants;

(vii)        any Contract that provides for any minimum purchase obligations, “most favored nation” pricing or similar provisions or that provides for exclusive or “single source” supply, distribution, marketing, sales or similar rights to or by any third party;

(viii)        [reserved];

(ix)          any Related Party Contract and any Contract between the Intermediate L 1 or any of its Subsidiaries, on the one hand, and a Subsidiary of Intermediate L 1, on the other hand;

(x)            any Contract pursuant to which Intermediate L 1 or any of its Subsidiaries, makes or receives payments of more than $1,000,000 in any calendar year;

(xi)          any Contract under which any of Intermediate L 1 or its Subsidiaries, (A) is a lessee of, or holds or operates any tangible personal property owned by any other party, or (B) is a lessor or makes available for use of any other party, any tangible personal property owned or leased by Intermediate L 1 or its Subsidiaries, in each case of (A) or (B), for which the annual lease payments exceeds $500,000;

(xii)          any collective bargaining, shop, enterprise or recognition agreement or other Contract with any labor union, trade union or other similar association;

(xiii)        any Contract (A) creating or governing a partnership, joint venture or similar arrangement (including any stockholder, operating, limited liability company, partnership or similar agreement), (B) involving a commitment of capital or the sharing of revenues, profits or losses of the Intermediate L 1, its Subsidiaries or the Business, or (C) setting forth any rights (including tag-along rights, preemptive rights, rights of first refusal or rights of first offer) or restrictions or obligations (including restrictions on transfer) in respect of any of the Intermediate L 1 Interests or Equity Securities of any of the Subsidiaries of the Intermediate L 1;

(xiv)         any power of attorney granted to any Person to act on behalf of any of Intermediate L 1 or any of its Subsidiaries;

(xv)          any Contract involving any resolution or settlement of any actual or threatened Action within the last three years, wherein the consideration paid or received in such Contract was in excess of $1,000,000 or was outside the ordinary course of business;

(xvi)        all Contracts with any Material Supplier;

(xvii)       each Contract with any Governmental Authority; and

(xviii)     each Contract (other than any organizational documents) providing for indemnification, exculpation or advancement of expenses to any current or former officers, employees or directors of Intermediate L 1 or its Subsidiaries.

(b)             Each Material Contract is a legal, valid and binding obligation of Intermediate L 1 or one of its Subsidiaries, enforceable against Intermediate L 1 or such Subsidiary, as applicable, and, to the Seller’s Knowledge, each other counterparty thereto, except as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and is in full force and effect. None of Intermediate L 1, any of its Subsidiaries or, to the Seller’s Knowledge, any other party to any Material Contract are in material breach, default or violation of or under any of the Material Contracts, and no condition exists or event has occurred that (whether with or without notice or lapse of time or both) would constitute such a breach, default or violation by any of Intermediate L 1, or any of its Subsidiaries or, to the Seller’s Knowledge, any other party thereto. Neither Intermediate L 1 nor any of its Subsidiaries has received any written notice of (A) any default or event that, with notice or lapse of time, or both, would constitute a default under any Material Contract, or (B) the intention of any Person to terminate any Material Contract. Intermediate L 1 has made available to the Purchaser true and complete copies of all Material Contracts.

Section 3.16          Material Suppliers. Section 3.16 of the Disclosure Schedule lists suppliers of the Business that were paid aggregate amounts by Intermediate L 1 and its Subsidiaries in excess of $1,000,000 in fiscal year 2020 (the “Material Suppliers”). During the last twelve (12) months, (a) no Material Supplier has notified Intermediate L 1 or any of its Subsidiaries in writing that such Material Supplier intends to terminate, materially alter the volume of, or materially increase the price of, supplying products to the Business and (b) none of Intermediate L 1 or its Subsidiaries has been engaged in any material dispute with any Material Supplier. During the last twelve (12) months, to the Seller’s Knowledge, there has not occurred any change, event, circumstance or condition that has resulted in, or would reasonably be likely to result in, (i) a material change in Intermediate L 1’s or its Subsidiaries’ relationship with any Material Supplier, (ii) a material decrease in the distribution channels or points for such Material Supplier’s products to the Business or (iii) a material and adverse change in the delivery, payment, discount, rebate or warranty terms that such Material Supplier has made available to Intermediate L 1 or its Subsidiaries, in each case, other than with respect to commercial negotiations in the ordinary course of business.

Section 3.17          Employee Benefit Plans.

(a)            Section 3.17(a) of the Disclosure Schedules contains a true and complete list of each material pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock option, restricted stock, restricted stock unit, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement, in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is maintained, sponsored, contributed to, or required to be contributed to by Parent, Intermediate L 1 or any of their Subsidiaries for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of Intermediate L 1 or any of its Subsidiaries or any spouse or dependent of such individual (a “Covered Individual”) or under which Intermediate L 1 or any of its Subsidiaries has or may have any Liability, contingent or otherwise, or with respect to which Intermediate L 1 or any of its Subsidiaries would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.17(a) of the Disclosure Schedules, each, a “Benefit Plan”). Seller has separately identified in Section 3.17(a) of the Disclosure Schedules each Benefit Plan that is sponsored, or maintained by Intermediate L 1 or any of its Subsidiaries (the “Target Benefit Plans”) and each Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by Intermediate L 1 or any of its Subsidiaries that is subject to the applicable Law of a jurisdiction outside of the United States primarily for the benefit of employees working outside of the United States (a “Non-U.S. Benefit Plan”).

(b)             With respect to each Benefit Plan, Parent and Seller have made available to Purchaser accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements; (iv) the current summary plan descriptions, summaries of material modifications, and summaries of benefits and coverage relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination, opinion or advisory letter from the IRS and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years, if any; (viii) the nondiscrimination tests performed under the Code for the recently completed plan year; (ix) employee handbooks and statements of policies; and (x) copies of material notices, letters or other correspondence from the IRS, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plans in the two years prior to the date of this Agreement.

(c)             Each Benefit Plan has been administered and operated in all material respects in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the IRS, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the IRS to the prototype plan or volume submitter plan sponsor. Nothing has occurred with respect to any Benefit Plan that has subjected or, to the Seller’s Knowledge, could reasonably be expected to subject Intermediate L 1 or any of its Subsidiaries to a material penalty under Section 502 of ERISA or to material tax or penalty under Sections 4975 or 4980H of the Code.

(d)            Except as otherwise set forth in Section 3.17(d) of the Disclosure Schedules, neither Parent, Intermediate L 1 nor any of their Subsidiaries or ERISA Affiliates contributes to, or otherwise participates in or has, or, to the Seller’s Knowledge, could have any material liability (as a result of an ERISA Affiliate or otherwise) with respect to any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including, without limitation, any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) or any “single-employer plan” (within the meaning of Section 4001(a)(15) of ERISA) which is subject to Sections 4063, 4064 or 4069 of ERISA.

(e)            Except as otherwise set forth in Section 3.17(e) of the Disclosure Schedules, neither Parent, Intermediate L 1 nor any of their Subsidiaries has (i) incurred or reasonably expects to incur any material Liability under Title IV of ERISA or related provisions of the Code or applicable law relating to employee benefit plans subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any employee benefit plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA; (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (v) incurred taxes under Section 4971 of the Code; (vi) participated in a multiple employer welfare arrangement (MEWA) within the meaning of Section 3(40)(A) of ERISA; or (vii) participates in a “multiple employer plan” within the meaning of Section 413(c) of the Code.

(f)              Neither Parent, Intermediate L 1 nor any of their Subsidiaries has made any commitment or obligation or representations to any employee, officer, director, independent contractor or consultant of Intermediate L 1 or its Subsidiaries, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise, which would reasonably be expected to result in a material Liability to Intermediate L 1 or any of its Subsidiaries.

(g)             Except as set forth on Section 3.17(g) of the Disclosure Schedules and other than as required under Section 4980B of the Code, Part 6 of Title I of ERISA or any other applicable Law, no Benefit Plan provides post-termination or retiree health benefits to any individual.

(h)             There is no pending or, to Seller’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits) that would reasonably be expected to result in a material Liability to Intermediate L 1 or any of its Subsidiaries.

(i)             Except as otherwise set forth in Section 3.17(i) of the Disclosure Schedules, each Benefit Plan in which a Covered Individual participates, or previously participated in, that is subject to, and not otherwise exempt from, Section 409A of the Code has been administered in all material respects in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. Neither Parent, Intermediate L 1 nor any of their Subsidiaries has any obligation to gross up, indemnify or otherwise reimburse any Covered Individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(j)              Except as would not be reasonably expected to result in a material Liability to Intermediate L 1 or any of its Subsidiaries, each Covered Individual who is classified as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(k)             Except as otherwise set forth in Section 3.17(k) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of Intermediate L 1 or any of its Subsidiaries to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; or (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan.

(l)              Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events) (i) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (ii) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code as a result of any such “excess parachute payments.” Seller has provided Purchaser with true and complete copies of any Section 280G calculations prepared by a nationally recognized accounting firm with respect to any disqualified individual in connection with the transactions.

(m)            With respect to each Non-U.S. Benefit Plan, (i) each Non-U.S. Benefit Plan has been maintained in all material respects in compliance with applicable local Law; (ii) each such Non-U.S. Plan required to be registered or intended to meet certain regulatory requirements for favorable Tax treatment has been timely and properly registered in all material respects; (iii) all employer and employee contributions to each Non-U.S. Plan required by Law or by the terms of such Non-U.S. Plan have been timely made, or, if applicable, accrued in accordance with normal accounting practices; and (iv) each Non-U.S. Plan that is required to be funded is funded in all material respects as required by applicable Law, or, if required to be book reserved, have been appropriately book reserved.

Section 3.18           Labor Matters.

(a)             Section 3.18(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of Intermediate L 1 or its Subsidiaries, or otherwise providing services to the Business, as of the date hereof, in each case who is paid or eligible to be paid in excess of $100,000 on an annual basis, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether classified as an employer or independent contractor); (iii) hire or retention date; and (iv) current annual base compensation rate or contract fee. Except as set forth in Section 3.18(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, due and payable to all current or former employees, independent contractors or consultants of Intermediate L 1 or any of its Subsidiaries for services performed on or prior to the date hereof has been timely paid in full when due. For purposes of this Agreement, the “Target Employees” shall mean all persons who are employees of Intermediate L 1 or its Subsidiaries as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized.

(b)             Except as set forth in Section 3.18(b) of the Disclosure Schedules, neither Intermediate L 1 nor any of its Subsidiaries, have been for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past three (3) years, any Union representing or purporting to represent any employee of Intermediate L 1 or any of its Subsidiaries, or employee of Parent or their Subsidiaries who performs services for the Business and, to Seller’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. Except as set forth in Section 3.18(b) of the Disclosure Schedules, there has not been, nor has there been any threat of, during the past three (3) years, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Intermediate L 1 or its Subsidiaries or any of their employees. Neither Intermediate L 1 nor any of its Subsidiaries has a duty to bargain with any Union.

(c)             Intermediate L 1 and its Subsidiaries, and Parent with respect to any employee, contractor, consultant or other service provider who performs or has performed services with respect to the Business, are and have been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, employment standards, equal employment opportunities, pay equity, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, accessibility, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by Intermediate L 1 or its Subsidiaries as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of Intermediate L 1 or its Subsidiaries classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Intermediate L 1 and its Subsidiaries are in compliance with and have complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. Except as set forth in Section 3.18(c), there are no Actions against Intermediate L 1 or any of its Subsidiaries, Parent with respect to any employee, contractor, consultant or other service provider who performs or has performed services with respect to the Business pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, intern or independent contractor of Intermediate L 1 or any of its Subsidiaries, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, pay equity, fair employment practices, employment standards, employment discrimination, harassment and violence, retaliation, reasonable accommodation, disability rights or benefits, accessibility, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

(d)               Intermediate L 1 and its Subsidiaries have complied with the WARN Act, and it has no plans to undertake any action that would trigger the WARN Act.

Section 3.19                Taxes. Except as provided on Section 3.19 of the Disclosure Schedule:

(a)               All Income Tax Returns and all other material Tax Returns required to have been filed by or with respect to the Business, and Intermediate L 1 and its Subsidiaries have been timely filed (taking into account any extension of time to file granted or obtained) and such Tax Returns are true, correct and complete in all material respects.

(b)               All Income Taxes and all other material Taxes due and payable by or with respect to the Business and Intermediate L 1 and its Subsidiaries (whether or not shown on any Tax Return) have been timely paid. Neither Intermediate L 1 nor any of its Subsidiaries has incurred any Taxes other than in the ordinary course of business since the date of the Interim Financial Statements.

(c)               Each of Parent, Intermediate L 1 and their Subsidiaries has properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid to any employee, independent contractor or other third party and all information reporting requirements related to such withholding and payment have been satisfied in accordance with applicable Law.

(d)               Each of the Canadian Subsidiaries has remitted all Canada Pension Plan contributions, provincial pension plan contributions, employment insurance premiums, employer health taxes and other Taxes payable or required to be withheld and remitted by it in respect of its employees, officers and directors to the appropriate Governmental Authority within the time required under applicable Law.

(e)               No audit, litigation, examination, contest or other proceeding relating to Taxes of or with respect to the Business, Intermediate L 1 or its Subsidiaries is currently in progress, pending or, threatened in writing. No deficiencies or adjustments for any Taxes have been proposed, asserted or assessed against or with respect to the Business, Intermediate L 1 or its Subsidiaries that has not been fully paid or otherwise finally resolved.

(f)                Neither Intermediate L 1 nor its Subsidiaries is a party to any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (other than any Commercial Tax Agreements).

(g)               No claim has been made by a Governmental Authority in a jurisdiction in which (i) the Seller has not filed a Tax Return with respect to the Business or (ii) Intermediate L 1 or its Subsidiaries have not filed a Tax Return, that it is or may be subject to taxation by that jurisdiction that has not been finally settled or otherwise resolved.

(h)               No private letter ruling, technical advice memorandum or similar administrative guidance with respect to Taxes from any Governmental Authority has been received with respect to the Business, Intermediate L 1 or its Subsidiaries.

(i)                 Neither Intermediate L 1 nor its Subsidiaries (i) has been a member of a consolidated, combined, unitary, or affiliated Tax group (other than by reason of the Subsidiaries of Intermediate L 1 being treated as disregarded entities for income tax purposes) or (ii) has any actual or potential liability for Taxes of another Person by reason of having been a member of a consolidated, combined, unitary, or affiliated Tax group, by operation of Law, as a transferee or successor, by contract, or otherwise.

(j)                 Neither Intermediate L 1 nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(k)               Neither Intermediate L 1 nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (C) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date; (D) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law); (E) installment sale or open transaction disposition made on or prior to the Closing Date; or (F) prepaid amount received on or prior to the Closing Date.

(l)                 Neither Intermediate L 1 nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(m)             Neither Intermediate L 1 nor any of its Subsidiaries (A) is a “controlled foreign corporation” as defined in Section 957 of the Code, (B) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (C) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n)               None of Intermediate L 1 or its Subsidiaries (i) currently is the beneficiary of any extension of time within which to file any Tax Return, (ii) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency or (iii) made or entered into any consent or agreement as to Taxes that will remain in effect following the Closing Date

(o)               There are no encumbrances for Taxes (other than Permitted Liens) upon any of the assets of Intermediate L 1 or any of its Subsidiaries.

(p)               Each Subsidiary of Seller other than the Foreign Subsidiaries is, and has been since its inception, treated and properly classified as a disregarded entity for purposes of U.S. federal and applicable state income Tax purposes and has not made any filing with any taxing authority, including Form 8832 with the IRS, to be treated as an association taxable as a corporation for income Tax purposes.

(q)               Neither Intermediate L 1 nor any of its Subsidiaries has (i) any Liability for Deferred Payroll Taxes or (ii) in any case claimed the employee retention credit pursuant to Section 2301 of the CARES Act.

(r)                Seller is treated as an entity disregarded as separate from its owner for U.S. federal income Tax purposes.

(s)                There are no transactions to which section 247(2) or (3) of the Tax Act may reasonably be expected to apply.

(t)                 There are no transactions or events that have resulted, and no circumstances existing, which could result in the application to any Canadian Subsidiary of sections 80, 80.01, 80.02, 80.03, 80.04 of the Tax Act or any analogous provision of any comparable law of any province or territory of Canada.

(u)               Neither of the Canadian Subsidiaries has incurred any deductible outlay or expense owing to a Person not dealing at arm’s length (for purposes of the Tax Act) with such Subsidiary, the amount of which would, in the absence of an agreement filed under paragraph 78(1)(b) of the Tax Act, be included in the such Subsidiary’s income for Canadian income tax purposes for any taxation year or fiscal period beginning on or after the Closing Date under paragraph 78(1)(a) of the Tax Act or any analogous provision of any comparable law of any province or territory of Canada.

(v)               Neither Intermediate L 1 nor any of its Subsidiaries has acquired property from a Person not dealing at arm’s length (for purposes of the Tax Act) with it in circumstances that would result in Intermediate L 1 or such Subsidiary, as the case may be, becoming liable to pay Taxes of such Person under subsection 160(1) of the Tax Act or any analogous provision of any comparable law of any province or territory of Canada.

(w)               The Intermediate L 1 Interests are not “taxable Canadian property” within the meaning of the Tax Act..

(x)               Notwithstanding anything to the contrary contained in this Agreement (including any other representations and warranties contained in this Agreement), the representations and warranties contained in this Section 3.19 and Section 3.17 are the sole and exclusive representations and warranties made by the Seller relating to Tax matters with respect to Intermediate L 1 and the Business.

Section 3.20         Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Documents based upon arrangements made by or on behalf of the Seller or any of its Subsidiaries and for which the Purchaser, Intermediate L 1 or its Subsidiaries could become liable.

Section 3.21         Anti-Corruption. Intermediate L 1, its Subsidiaries, and its and their respective directors, officers, employees and, to the Seller’s Knowledge, any other Persons acting on its or their behalf, are and have been in compliance with all applicable U.S. (federal, state, and local) and non-U.S. anti-corruption or anti-bribery Laws (including with each provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, including 15 U.S.C. §§ 78dd-1, et seq. and 15 U.S.C. § 78m(b)(2)), and all rules and regulations promulgated under any such Laws (collectively, the “Anti-Corruption Laws”). None of Intermediate L 1 or its Subsidiaries, or any of its or their respective directors, officers, employees or, to the Seller’s Knowledge, any other Person acting on its or their behalf, has (i) been charged with or convicted of violating any Anti-Corruption Laws or (ii) been subjected to any investigation by a Governmental Authority for the potential violation of any Anti-Corruption Laws, in each case, with respect to the Business.

Section 3.22         Economic Sanctions Compliance. Intermediate L 1 and its Subsidiaries are and have been since January 1, 2018 in compliance with all applicable economic sanctions laws and regulations, including those administered by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”), in each case, with respect to the Business. To the Seller’s Knowledge, since January 1, 2018, none of Intermediate L 1 or its Subsidiaries has engaged in, nor is it engaging in, any dealings or transactions with (i) any Person that at the time of the dealing or transaction is or was the subject or the target of sanctions administered by OFAC or (ii) any person in Cuba, Iran, Syria, North Korea, or the Crimea region of Ukraine, in each case, with respect to the Business. Without limiting the foregoing, there have been no Actions, nor are there any pending, or to the Seller’s Knowledge, any threatened Actions, by any Governmental Authority of potential violations against Intermediate L 1 or any of its Subsidiaries with respect to compliance with economic sanctions laws or regulations, in each case, relating to the Business.

Section 3.23          Franchise Matters.

(a)               The Franchisors are the only Persons that have operated the Franchise System or sold Franchises of the Business. All such Franchises were sold and/or operated only in the United States of America or Canada.

(b)               Except as set forth in the Franchise Agreements or in the Area Developer Agreements between Franchisors and area developers, none of the Franchisors are limited in their respective rights to grant Franchises or develop (or grant rights to any other Person to develop) any business that competes with any Franchise of the Business.

(c)               Each Franchise Agreement is similar in all material respects to the form of Franchise Agreement contained in the FDD that was issued to the applicable Franchisee, except for deviations from such form that are contained in such Franchise Agreement or an addendum to such Franchise Agreement, a copy of which has been made available to Purchaser. There are no oral modifications of any Franchise Agreement or oral agreements between any Franchisee and any Franchisor relating to matters pertaining to material obligations of such Franchisee thereunder.

(d)               Since January 1, 2018, the Franchisors have been at all times in compliance in all material respects with all applicable Franchise Laws in connection with the offer or sale of Franchises of the Business, relationships with Franchisees, the operation of the Franchise System and the termination, non-renewal and transfers of Franchises of the Business and, to the Seller’s Knowledge, no current or former Franchisee or any Governmental Authority has alleged in writing that Franchisor has failed to comply in all material respects with any applicable Franchise Laws during its operation of the Franchise System. No financial performance representations (as defined in the FTC Rule) or any other representations concerning actual or projected revenues, earnings, income or profits have been made to any Franchisee or any prospective Franchisee by the Franchisors or, to Seller’s Knowledge, any franchise broker, agent or other franchise seller (as defined in the FTC Rule) of the Franchisors, other than as disclosed in the FDDs for the Franchise System. All FDDs that the Franchisors have used to offer or sell Franchises at any time since January 1, 2018 were prepared and delivered to prospective Franchisees in compliance in all material respects with the applicable Franchise Laws.

(e)               Since January 1, 2018, Franchisors have taken reasonable steps to ensure that they have not in any of the aforementioned documents (including FDDs), made any untrue statement of a material fact (as such term is defined in applicable Franchise Law), or omitted to state a material fact (as such term is defined in applicable Franchise Law) that is required to be stated or that is necessary to make the statement made by the Franchisors taken as a whole, not misleading, in connection with the offer or sale of any franchise.

(f)                Since January 1, 2018, all rebates, allowances or discounts received by the Franchisors or Intermediate L 1 or its Subsidiaries from vendors, suppliers or other third parties, on account of any Franchisee’s direct or indirect purchases from those vendors, suppliers or third parties, have been received, administered, disclosed and spent in accordance with the operation manuals utilized by the Franchise System, all Franchise Laws, the FDDs delivered to such Franchisees, the applicable Franchise Agreement, and other applicable Contracts associated with the Franchise System, in each case, in all material respects.

(g)               Since January 1, 2018, no Person has alleged, to the Seller’s Knowledge, the Franchisors to be, and the Franchisors has not received any written complaint, allegation or notice of inquiry or investigation from any Franchisee, employee of a Franchisee, third party or Governmental Authority, alleging that the Franchisors are or may be joint employers with, or subject to joint employment liability with, any Franchisee. The Franchisors have properly classified each Franchisee as an independent contractor and not an employee under applicable Law, and to the Seller’s Knowledge, no written allegation has been made since January 1, 2018 that any Franchisee or any of a Franchisee’s employees have been or are employees of the Franchisors, Intermediate L 1 or its Subsidiaries or improperly classified as independent contractors in accordance with applicable Law. No employee or other service provider of a Franchisee is eligible to participate in, or participates in, any Benefit Plans.

Section 3.24         Transactions with Related Parties. Since January 1, 2018, except as set forth on Section 3.24 of the Disclosure Schedule, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of similar transactions, agreements, arrangements or understandings to which Intermediate L 1 or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended, in each case, with respect to the Business (each, a “Related Party Contract”).

Section 3.25         Securities Law Matters.

(a)               Accredited Investor Status; Etc. Seller represents and warrants that (i) it is an accredited investor, as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act, (ii) the Proportionate Voting Shares to be issued to Seller pursuant to this Agreement will be acquired for Seller’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, or any applicable state or foreign securities (including Canadian Securities Law) Laws, and such Proportionate Voting Shares will not be disposed of in contravention of the Securities Act or any applicable state or foreign securities Laws (including Canadian Securities Law); (iii) it is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Proportionate Voting Shares; (iii) it has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Proportionate Voting Shares and has had access to its satisfaction to such other information concerning the Purchaser and the LoanMe Transaction as it has requested; (v) it has had the opportunity to consult its own tax counsel as to the U.S. federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement and the LoanMe Merger Agreement, and that neither the Purchaser nor any of its Affiliates have made any representations regarding such tax consequences upon which the Seller has relied or provided any other tax advice; (vi) it is able to bear the economic risk and lack of liquidity of an investment in Proportionate Voting Shares for an indefinite period of time and is aware that transfers of Proportionate Voting Shares and Common Shares into which they may be converted may not be possible because (A) such transfer is subject to contractual restrictions on transfer as set forth in the Lock-Up Agreement, and (B) the Proportionate Voting Shares and Common Shares into which they may be converted have not been registered under the Securities Act or any applicable state securities laws and, therefore, cannot be sold unless subsequently registered under the Securities Act and such applicable state securities laws or an exemption from such registration is available; and (vii) it is familiar with the respective businesses of the Purchaser and LoanMe and their respective Subsidiaries (including the risks thereof) and is aware of and understands the new capital structure of the Purchaser assuming consummation of the transactions contemplated by this Agreement and the LoanMe Merger Agreement, and understands the risks associated with the use of leverage in such capital structure.

(b)               Compliance with Laws. Seller understands and acknowledges that the Proportionate Voting Shares issued to Seller pursuant hereto are being issued by Purchaser pursuant to an exemption from the registration requirements of the Securities Act pursuant to Rule 506 of Regulation D promulgated under the Securities Act and will not be registered under the Securities Act or any state securities laws. Seller understands such shares shall be “restricted securities” within the meaning of Rule 144 under the Securities Act and any disposition of such shares (or any Common Shares into which they are converted) by the holder thereof will need to be made pursuant to an effective registration of the shares under the Securities Act or pursuant to an available exemption from such registration requirements. Each holder of Proportionate Voting Shares (including Seller) covenants that such Proportionate Voting Shares (or any Common Shares into which they are converted) may be disposed of only pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act, or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in compliance with any applicable state and federal securities laws in the United States and Canadian Securities Laws. In connection with any transfer of the Proportionate Voting Shares (or any Common Shares into which they are converted) other than (i) pursuant to an effective registration statement or (ii) pursuant to Rule 144 (provided that the holder provides Purchaser with reasonable assurances (in the form of seller and, if applicable, broker representation letters) that the securities may be sold pursuant to such rule), Purchaser may require the transferor thereof to provide to Purchaser an opinion of counsel selected by the transferor and reasonably acceptable to Purchaser, the form and substance of which opinion shall be reasonably satisfactory to Purchaser, to the effect that such transfer does not require registration of such transferred Proportionate Voting Shares (or any Common Shares into which they are converted) under the Securities Act.

(c)               Legends. Certificates evidencing the Common Shares and the Proportionate Voting Shares shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form:

The shares represented by this certificate have not been registered under the United States Securities Act of 1933, as amended (the “Act”) or under the laws of any U.S. state. Excepting only sales in a transaction on or through the facilities of the Toronto Stock Exchange in compliance with Rule 904 under the Act, such shares may not be sold, mortgaged, pledged, hypothecated or otherwise transferred (i) without an effective registration statement for such shares under the Act, or (ii) without an opinion of counsel satisfactory to the company that registration is not required under such Act, and otherwise in accordance with all applicable laws.

Section 3.26         Compliance with Tax Return Discounting and Preparation Law. Seller and its Subsidiaries are conducting, and since January 1, 2018 have conducted, the Business in compliance with all applicable Tax Return Discounting and Preparation Law in all material respects. Since January 1, 2018, the Seller and its Subsidiaries have not received any notice of any material noncompliance with, violation of or default under any Tax Return Discounting and Preparation Law relating to the Business or any Action in respect thereof. None of the Seller nor any of its Subsidiaries has entered into any agreement or settlement with any Governmental Authority with respect to any alleged material noncompliance with, violation or default under any Tax Return Discounting and Preparation Law relating to the Business.

Section 3.27          Canadian Residency. Seller is not resident in Canada.

Section 3.28          LoanMe Transaction. The Seller has conducted its own independent investigation, review and analysis of, and reached its own independent conclusions regarding, LoanMe, its business, operations, assets, condition (financial or otherwise) and prospects, and of the terms and conditions of the LoanMe Transaction. The Purchaser and its Representatives have been provided with access to the personnel, properties, premises, records and other documents and information of and relating to LoanMe for such purpose. In entering into this Agreement, the Seller acknowledges that it has relied solely upon its own investigation, review and analysis of LoanMe and the LoanMe Transaction, and have not relied on and are not relying on any representation, warranty or other statement made by, on behalf of the Purchaser in connection therewith.

ARTICLE IV
Representations and Warranties of the Purchaser

The Purchaser hereby represents and warrants to the Seller as follows:

Section 4.1           Organization and Authority of the Purchaser.

(a)               Purchaser is a SPAC duly incorporated and validly existing under the Laws of British Columbia and has the corporate power and authority to own, operate and lease its assets, to conduct its business as currently conducted and to enter into this Agreement and the Ancillary Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Other than LM Holdco (as defined in the LoanMe Merger Agreement), the Purchaser does not have any Subsidiaries or own any shares, equity or other interests in any other Person.

(b)               Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not materially and adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Documents. The execution and delivery by each of the Purchaser of this Agreement and the Ancillary Documents, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Purchaser. Purchaser has delivered to Seller true, correct and complete copies all board, shareholder or similar consents of Purchaser necessary to authorize the execution, delivery and performance of this Agreement (and the Ancillary Documents) or to consummate the Liberty Transaction and the other transactions contemplated hereby and thereby. This Agreement has been, and upon their execution the Ancillary Documents that the Purchaser is a party to will have been, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes, and upon their execution the Ancillary Documents to which the Purchaser is a party will constitute, legal, valid and binding obligations of such Purchaser, enforceable against the Purchaser in accordance with their respective terms, except as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally. True and complete copies of the Constating Documents of Purchaser have been provided to Seller and no action has been taken to amend or supersede such documents.

Section 4.2            No Conflict. Assuming that all Consents described in Section 4.3 have been obtained, the execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate, conflict with or result in the breach of any provision of the Constating Documents of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or its assets, properties or businesses or (c) conflict with, result in any breach or violation of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any Consent under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract to which the Purchaser is a party, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Documents.

Section 4.3           Governmental Consents or Approvals. The execution, delivery and performance of this Agreement and each Ancillary Document by the Purchaser to which it is a party, does not and will not require any Consent of any Governmental Authority other than (a) compliance with Canadian Securities Laws and stock exchange rules and policies, including filings with the Purchaser Securities Authorities and the Exchange that will have been achieved or obtained at or before the Effective Time, (b) such filings as may be required under the HSR Act, or (c) where failure to obtain such Consent would not, individually or in the aggregate with all such Consents, reasonably be expected to prevent or materially impair or delay the consummation by the Purchaser of the transactions contemplated by this Agreement and the Ancillary Documents.

Section 4.4            Financing.

(a)               The Purchaser has delivered to the Seller true and complete copies of executed commitment letters with the lenders and arrangers party thereto (collectively, the “Lenders”) (including (i) all exhibits, schedules, annexes and amendments to such letters in effect as of the date of this Agreement (other than any fee letters) and (ii) any fee or engagement letters with the Lenders associated therewith that contain any conditions to funding or “flex” provisions, but excluding provisions related solely to fees and economic terms (other than covenants) agreed to by the parties) (collectively, the “Commitment Letters”), pursuant to which the Lenders have agreed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the transactions contemplated by this Agreement (the “Debt Financing”). The Purchaser has fully paid any and all commitment fees or other fees required by the Commitment Letters to be paid on or before the date of this Agreement.

(b)               As of the date of this Agreement, the Commitment Letters are in full force and effect and are the legal, valid and binding obligation of the Purchaser, and to the Purchaser’s Knowledge, the other parties thereto, enforceable against such parties in accordance with their terms, except as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally. As of the date of this Agreement, the obligations of the Lenders to fund the commitments under the Commitment Letters are not subject to any conditions other than as expressly set forth in the Commitment Letters. As of the date of this Agreement, there are no side letters, understandings or other agreements, arrangements or other Contracts relating to the funding or investing, as applicable, of the full amount of the Debt Financing other than as expressly set forth in the Commitment Letters furnished to the Seller pursuant to Section 4.4(a). As of the date of this Agreement, to the Purchaser’s Knowledge, no event has occurred that (with or without notice, lapse of time, or both) would constitute a breach or default under the Commitment Letters by the Purchaser. As of the date of this Agreement, assuming the satisfaction of the conditions set forth in Section 7.1 and Section 7.2 of this Agreement, to the Purchaser’s Knowledge, there are no facts or circumstances that are reasonably likely to result in (i) any of the conditions set forth in the Commitment Letters not being satisfied or (ii) the Debt Financing not being made available to the Purchaser on a timely basis in order to consummate the transactions contemplated by this Agreement. As of the date of this Agreement, (A) none of the Commitment Letters have been amended or modified and (B) the respective commitments contained in the Commitment Letters have not been withdrawn, modified or rescinded in any respect.

Section 4.5           Purchaser Capitalization.

(a)               The authorized capital of Purchaser consists of an unlimited number of NextPoint Class A Shares, NextPoint Class B Shares, Common Shares and Proportionate Voting Shares. As of the date of this Agreement, 20,000,000 NextPoint Class A Shares, 5,750,000 NextPoint Class B Shares and 10,300,000 Purchaser Warrants are issued and outstanding. All outstanding Purchaser Shares have been duly authorized and validly issued, and are fully paid and non-assessable. All of the Purchaser Shares issuable pursuant to the terms of outstanding Purchaser Warrants have been duly authorized and, upon issuance in accordance with their respective terms, will be validly issued as fully paid and non-assessable and are not and will not be subject to or issued in violation of, any pre-emptive rights. No securities of the Purchaser have been issued in violation of any Law or any pre-emptive or similar rights.

(b)               Except (i) for the outstanding Purchaser Warrants, Purchaser Class A Shares, and Purchaser Class B Shares, (ii) as contemplated by the Purchaser Share Conversion, (iii) as contemplated by the LoanMe Merger Agreement and (iv) as contemplated by the Subscription Agreements, there are no issued, outstanding or authorized options, warrants, calls, equity incentives, share appreciation, phantom share, profit participation, conversion, pre-emptive, redemption, repurchase, stock appreciation or other rights, or any other agreements, arrangements, instruments or commitments of any kind that obligate Purchaser to, directly or indirectly, issue or sell any securities of Purchaser, or give any Person a right to subscribe for or acquire from Purchaser, any securities of Purchaser.

(c)               Other than the rights of redemption provided to holders of Purchaser Class A Shares, there are no issued, outstanding, contractual or authorized:

(i)            obligations of Purchaser to repurchase, redeem or otherwise acquire any securities of Purchaser, or qualify securities for public distribution in Canada or elsewhere, or with respect to the voting or disposition of any securities of Purchaser; or

(ii)           notes, bonds, debentures or other evidences of indebtedness or any other agreements, arrangements, instruments or commitments of any kind that give any Person, directly or indirectly, the right to vote with holders of Purchaser Shares on any matter.

(d)               Purchaser has not declared or paid any dividends or distributions on its Purchaser Shares since its incorporation.

(e)               An aggregate of at least $200,013,238 is currently being held by the SPAC Escrow Agent pursuant to the terms of the SPAC Escrow Agreement;

(f)                All the securities of Purchaser will have the attributes and characteristics and conform in all material respects with the respective descriptions thereof contained in the Final IPO Prospectus.

Section 4.6            Share Consideration. The Share Consideration will upon issuance and delivery, be validly issued and outstanding in the name of the Seller, or its nominee, as fully paid and non-assessable common shares in the capital of the Purchaser and will be free and clear of all Liens, except as set out in this Agreement.

Section 4.7           Special Purpose Acquisition Company. Since the date of its formation, (a) except for any actions taken in connection with this Agreement, the Transaction Documents, the Commitment Letters or as contemplated by the LoanMe Merger Agreement, Purchaser has conducted no business other than the public offering of its securities (and the related private offerings), public reporting and its search for an initial business combination as described in the Final IPO Prospectus, and (b) there has not been any Material Adverse Effect.

Section 4.8           Compliance; Permits. Purchaser is, and since the date of its date of formation has been, conducting its business and operations, and otherwise is, and has since the date of its date of formation has been, in compliance in all material respects with all applicable Laws and Permits reasonably necessary to lawfully conduct the business of Purchaser. Since its formation, Purchaser has not received any written communication from any Governmental Authority alleging noncompliance in any material respect with any applicable Law or Permit.

Section 4.9           Investments. Purchaser does not own, directly or indirectly, any Equity Securities of any other Person, and, except as contemplated by the LoanMe Merger Agreement, Purchaser is not obligated to make any investment in or capital contribution to any Person.

Section 4.10         Shareholders’ and Similar Agreements. Purchaser is not party to any shareholder, pooling, voting, or other similar arrangement or agreement relating to the ownership or voting of any of the securities of Purchaser or pursuant to which any Person may have any right or claim in connection with any existing or past equity interest in Purchaser and Purchaser has not adopted a shareholder rights plan or any other similar plan or agreement.

Section 4.11         Prospectus. At the time of its filing with the Purchaser Securities Authorities, the Prospectus will comply in all material respects with the requirements of the Canadian Securities Laws pursuant to which it will be prepared and filed and all the information and statements contained therein (except information and statements relating solely to Seller, Intermediate L 1 or their respective Subsidiaries or LoanMe, its direct and indirect stockholders and its Subsidiaries) will at the date of filing thereof be, true and correct in all material respects, contain no Misrepresentation and constitute full, true and plain disclosure of all material facts relating to Purchaser and its securities as required by applicable Canadian Securities Laws and no material fact or information will have been omitted from such disclosure (except information and statements relating solely to Seller, Intermediate L 1 or their respective Subsidiaries or LoanMe, its direct and indirect stockholders and its Subsidiaries) which is required to be stated in such disclosure or is necessary to make the statements or information contained therein not misleading in light of the circumstances under which they are made.

Section 4.12         Canadian Securities Law Matters.

(a)               Purchaser Class A Shares are listed and posted for trading on the Exchange and Purchaser is not in default of the rules, regulations or policies of the Exchange in any material respect. Purchaser is not subject to continuous or periodic, or other disclosure requirements under any Laws in any jurisdiction other than the provinces and territories of Canada (other than Quebec). No delisting, suspension of trading in or cease trade or other order or restriction with respect to any securities of Purchaser and, no inquiry or investigation (formal or informal) of any Securities Authority, other Governmental Authority or the Exchange, is in effect or ongoing, or to the Purchaser’s Knowledge, has been threatened, is pending, or is expected to be implemented or undertaken, with regard to Purchaser on its securities and to the Purchaser’s Knowledge, the Purchaser is not subject to any formal or informal review, enquiry, investigation or other proceeding relating to any such order or restriction.

(b)               Purchaser is a “reporting issuer” or the equivalent thereof in the each of the provinces and territories of Canada (other than Quebec) and not listed in default under applicable Canadian Securities Laws, and Purchaser has complied in all material respects with applicable Canadian Securities Laws. Purchaser has not taken any action to cease to be a reporting issuer in any province or territory nor has Purchaser received notification from any Securities Authority seeking to revoke the reporting issuer status of Purchaser in any jurisdiction.

(c)                Purchaser has filed or furnished all Purchaser Filings required to be filed or furnished by Purchaser with any Governmental Authority (including “documents affecting the rights of securityholders” and “material contracts” required to be filed by Part 12 of National Instrument 51-102 – Continuous Disclosure Obligations), as modified by the exemptive relief granted by the Securities Authorities in the Final IPO Prospectus. Each of the Purchaser Filings complied as filed with Law in all material respects and did not, as of the date filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing), contain any Misrepresentation.

(d)               Purchaser has not filed any confidential material change report (which at the date of this Agreement remains confidential) or any other confidential filings filed to or furnished with, as applicable, any Securities Authority. There are no outstanding or unresolved comments in comment letters from any Securities Authority with respect to any of the Purchaser Filings and, to Purchaser’s Knowledge, none of Purchaser nor any of the Purchaser Filings is the subject of an ongoing audit, review, comment or investigation by any Securities Authority or other Governmental Authority.

Section 4.13          Auditors. The auditors of Purchaser are independent public accountants as required by applicable Laws and there is not now, and never has been, any reportable event (as defined in National Instrument 51-102 – Continuous Disclosure Obligations) with the present or any former auditors of Purchaser.

Section 4.14         Undisclosed Liabilities. Except as set forth on Section 4.14 of the Disclosure Schedules, there are no liabilities or obligations of Purchaser of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than liabilities or obligations: (a) disclosed in the Purchaser Filings, (b) incurred in connection with this Agreement, (c) incurred in connection with the LoanMe Transaction or (d) incurred in connection with the transactions contemplated by the Subscription Agreements.

Section 4.15         Non-Arm’s Length Transaction. Except as set forth on Section 4.15(a) of the Disclosure Schedules, Purchaser is not indebted to any director, officer or employee of Purchaser or any of their respective Affiliates (except for amounts due in the ordinary as salaries, bonuses and directors’ fees or the reimbursement of ordinary Course expenses). Except as set forth on Section 4.15(b) of the Disclosure Schedules or as otherwise disclosed in the Purchaser Filings, there are no Contracts with, or advances, loans, guarantees, liabilities or other obligations to, on behalf or for the benefit of, any Affiliate of Purchaser.

Section 4.16         Contracts. The Contracts which are material to Purchaser or its Subsidiaries are in full force and effect, and each such Contract to which it is a party constitutes a valid and binding obligation of Purchaser or its Subsidiaries, as applicable, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally, and except as limited by the application of equitable principles when equitable remedies are sought and by the fact that rights to indemnity, contribution and waiver, and the ability to sever unenforceable terms, may be limited by applicable Law. Purchaser and its Subsidiaries are in compliance with all Contracts which are material to Purchaser or its Subsidiaries at the date of this Agreement.

Section 4.17          Governmental Authorizations. Purchaser has not received notice from any Governmental Authority of any jurisdiction in which it carries on a material part of its business, or owns or leases any material property, of any restriction on the ability of Purchaser to, or of a requirement for Purchaser to qualify to, nor is Purchaser otherwise aware of any restriction on the ability of Purchaser to, or of a requirement for it to qualify to, conduct its business or activities, as the case may be, in such jurisdiction.

Section 4.18          Litigation. There is no Action by or against Purchaser or any of its Subsidiaries pending, or to the Purchaser’s Knowledge, threatened, by or before any Governmental Authority that, individually or in the aggregate, would reasonably be expected to (a) prevent or materially impair or delay the consummation by the Purchaser of the transactions contemplated by this Agreement or any Ancillary Documents; (b) affect the legality, validity or enforceability of this Agreement or any Ancillary Documents; or (c) have a Material Adverse Effect on Purchaser or any of its Subsidiaries.

Section 4.19         Brokers. Other than the fees paid and payable to the IPO Underwriter and Jefferies LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or its Subsidiaries.

ARTICLE V
Covenants

Section 5.1            Prospectus.

(a)               Purchaser shall, in consultation with Seller and its Representatives, as promptly as reasonably practicable, prepare and file the preliminary Prospectus with the Exchange and the Purchaser Securities Authorities, in accordance with applicable Law, and the Exchange Listing Manual (pertaining to SPACs), and will use commercially reasonable efforts to obtain a preliminary receipt from the Ontario Securities Commission on behalf of the Purchaser Securities Authorities in respect thereof. As soon as reasonably practicable after any comments of the Exchange and the Securities Authorities, as applicable, have been satisfied, the Purchaser shall prepare and file the final Prospectus with the Exchange and the Securities Authorities, in accordance with applicable Law and the Exchange Listing Manual, and use commercially reasonable efforts to obtain a receipt from the Ontario Securities Commission on behalf of the Purchaser Securities Authorities in respect thereof.

(b)               Seller agrees to provide such assistance as may be reasonably required in connection with the preparation of the Prospectus, and Purchaser agrees that all information relating to Seller or its Subsidiaries in the Prospectus, including financial statements, must be in a form and content satisfactory to Seller, acting reasonably.

(c)              Notwithstanding anything to the contrary herein, Seller shall provide Purchaser and its Representatives access to and the opportunity to review all financial statements and financial information of Intermediate L 1 or its Subsidiaries that is required in connection with the preparation of the Prospectus (including the Financial Statements). Notwithstanding anything to the contrary herein, Seller hereby, on behalf of itself and the other Seller: (i) consents to the inclusion of any such financial statements in the Prospectus, and (ii) agrees to provide appropriate signatures where required and to obtain any necessary consents from any of its auditors and any other advisors to the use of any financial or other expert information required to be included in the Prospectus. Notwithstanding anything to the contrary herein, Seller, on behalf of itself and the Seller, further agrees to provide such financial information and assistance as may be reasonably required in connection with any pre-filing or exemptive relief application in respect of disclosure in the Prospectus and in connection with the preparation of any pro-forma financial statements for inclusion in the Prospectus.

(d)               Purchaser and Seller shall cooperate with one another in connection with the preparation and filing of the Prospectus and shall use their commercially reasonable efforts to obtain the approval of the Exchange and a receipt for Purchaser’s final Prospectus from the Ontario Securities Commission on behalf of the Purchaser Securities Authorities, including providing or submitting on a timely basis all documentation and information that is reasonably required or advisable in connection with obtaining such approvals. Upon the reasonable request of Purchaser, Seller shall cause its, or any of its Subsidiaries, directors and executive officers who are required or requested by a Governmental Authority to deliver personal information forms under the rules of the Exchange and/or Canadian Securities Laws to complete and deliver such forms in a timely manner and neither shall be responsible for information or financial statement of LoanMe.

(e)               Purchaser and Seller shall jointly seek to ensure that the Prospectus complies in all material respects with applicable Law, does not contain any Misrepresentation (except that Purchaser shall not be responsible for any information or financial statements relating to Seller or its Subsidiaries that was approved for inclusion therein by Seller, acting reasonably), and is in a form satisfactory to the Exchange and to the Purchaser Securities Authorities in order to obtain a receipt from the Ontario Securities Commission on behalf of the Purchaser Securities Authorities in respect thereof.

(f)                Seller will certify to Purchaser that all information and statements provided by the Seller related to the Seller or the Business for inclusion in the preliminary Prospectus and the final Prospectus will be at the date such information and statements are provided, and will be at the proposed date of filing of the preliminary Prospectus and final Prospectus, true and correct, contain no misrepresentation and constitute full, true and plain disclosure of all material facts relating to the Seller and the Business as required by Canadian Securities Laws and no material fact or information will have been omitted from such disclosure which is required to be stated in order to make such statements or information not misleading in light of the circumstances under which they are made.

(g)               Purchaser shall give Seller and its Representatives a reasonable opportunity to review and comment on drafts of the Prospectus and other related documents, and shall give reasonable consideration to any comments made by Seller and its Representatives and agrees that all information relating to Seller and its Subsidiaries included in the Prospectus must be in a form and content satisfactory to Seller, acting reasonably, and shall, subject to obtaining Exchange clearance and the issuance of a receipt of Purchaser’s final Prospectus from the Ontario Securities Commission on behalf of the Purchaser Securities Authorities, cause the Prospectus to be filed on SEDAR (and sent to each Purchaser Shareholder as promptly as reasonably practicable but in any event at least two (2) business days prior to the Redemption Deadline) as required by applicable Law and the Exchange Listing Manual.

(h)               The Purchaser will advise the Seller, promptly after it receives notice thereof, of any request by a Securities Authority for any amendment of the Prospectus or comments thereon and responses thereto or requests by a Security Authority for additional information and shall, as promptly as practicable after receipt thereof, supply the Seller with copies of all material written correspondence between the Purchaser or any of its Representatives, on the one hand, and the Securities Authorities or the staff of the Securities Authorities, on the other hand, or, if not in writing, a description of such communication, with respect to the Prospectus or the Qualifying Transactions. No response to any comments from a Securities Authority or the staff of a Securities Authority in relation to the Prospectus will be made by the Purchaser without the prior consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed) and without providing the Seller a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the Securities Authorities, as applicable.

(i)                 The Parties shall cooperate, each acting reasonably, and agree upon all redactions to this Agreement prior to its public filing, provided that all such redactions shall be made in accordance with applicable Laws, the requirements of the Exchange and the Securities Authorities, as applicable.

Section 5.2            Notice of Redemption. As promptly as reasonably practicable, Purchaser shall prepare the Notice of Redemption together with any other documents required by applicable Laws and the Exchange Listing Manual in connection with the Notice of Redemption and the exercise of the Redemption Rights. The Purchaser shall give the Seller a reasonable opportunity to review and comment on the Notice of Redemption and other related documents. As soon as reasonably practicable after the filing of the final Prospectus, the Purchaser shall file the Notice of Redemption with the Exchange and the applicable Securities Authorities, in accordance with applicable Law and the Exchange Listing Manual and will be responsible for, and will cause to be delivered, in accordance with applicable Law and the Exchange Listing Manual the Notice of Redemption to each of the holders of Purchaser Class A Shares.

Section 5.3            Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as (w) otherwise contemplated by this Agreement, (x) set forth in Section 5.3 of the Disclosure Schedule, (y) required by any Law or Governmental Order applicable to the Seller or any of its Subsidiaries or (z) consented to in writing by the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)               the Seller shall, and shall cause its Subsidiaries to, (i) operate the Business in the ordinary course (including with respect to the collection of accounts receivable and the payment of accounts payable), (iii) use commercially reasonable efforts to preserve the current operations, organization and goodwill of the Business and its current relationships with customers, suppliers, vendors, franchisees and key employees and any other material commercial or business relationships of the Business, (iv) timely file any Tax Return required to be filed and timely pay any Taxes due and payable by or with respect to the Business, Intermediate L 1 or its Subsidiaries, taking into account any automatic extensions; provided, however, that the failure of the Seller or any of its Subsidiaries to take any action prohibited by Section 5.3(b) or Section 5.3(c) shall not be deemed a breach of this Section 5.3(a);

(b)               the Seller shall cause each of Intermediate L 1 and its Subsidiaries not to:

(i)              (A) amend or propose to amend its governing or organizational documents (except as provided in Section 5.19 or as necessary to effect any matters contemplated hereunder), whether by merger, consolidation or otherwise, or (B) split, combine, subdivide, recapitalize or reclassify its outstanding capital stock or equity interests;

(ii)            (A) issue, sell, pledge, mortgage, encumber, transfer or dispose of or agree to issue, sell, pledge, mortgage, encumber (except for pledges or encumbrances in connection with becoming an obligor under any credit facilities of Parent that will be released at Closing), transfer or dispose of, any shares of, or options, warrants or rights of any kind to acquire any shares of, its capital stock or equity securities of any class, any debt or equity securities which are convertible into or exchangeable for such capital stock or equity securities, or any contingent value rights, “phantom” stock, stock appreciation rights, profit participation or similar securities or rights that are derivative of, or provide economic benefit based on, directly or indirectly, the value or price of such capital stock or equity securities (collectively, “Equity Securities”), or amend any term or provision of any outstanding Equity Securities or make any change to its capital structure, (B) purchase, redeem or otherwise acquire or cancel, or offer to purchase, redeem or otherwise acquire or cancel any Intermediate L 1 Interests or other Equity Securities or (C) declare or pay any cash dividend or distribution on or in respect of the Intermediate L 1 Interests if such dividend or distribution causes Intermediate L 1 and its Subsidiaries to have less than Two Million Seven Hundred Thousand Dollars ($2,700,000) of cash and cash equivalents at Closing (for the avoidance of doubt, and notwithstanding anything to the contrary set forth herein, Intermediate L 1 and its Subsidiaries shall be entitled to dividend or distribute cash and cash equivalents out of the Business directly or indirectly to Parent and/or its Affiliates, provided that Intermediate L 1 and its Subsidiaries collectively have no less than Two Million Seven Hundred Thousand Dollars ($2,700,000) of cash and cash equivalents in the aggregate at Closing).

(iii)           adopt any plan of, or consummate, any merger, consolidation, other business combination, reorganization, liquidation or dissolution or file a petition of bankruptcy under any provision of bankruptcy Law;

(iv)          agree, resolve or commit to take any of the actions specified in this Section 5.3(b); and

(c)               solely with respect to the Business, the Seller shall not, and shall cause its Subsidiaries (including Intermediate L 1 or its Subsidiaries) not to:

(i)              (A) sell, assign, transfer or acquire any assets, real property or business (other than (w) acquisitions with third parties in the ordinary course of business where such assets, real property or business have a fair market value of less than $1,000,000, (x) sales and acquisitions of Franchises (and related assets) in the ordinary course of business, (y) sales and acquisitions of inventory in the ordinary course of business and (z) collateral assignments that will be terminated at Closing);

(ii)           grant or announce any increase in the salaries, bonuses, bonus opportunities, annual long-term incentive awards or other benefits or compensation to any Target Employees, other than (i) as required by Law, (ii) pursuant to any Benefit Plans existing on the date hereof and set forth on Section 3.17(a) of the Disclosure Schedule, (iii) in the ordinary course of business consistent with past practice with respect to any Target Employees making less than $150,000 annually, (iv) as explicitly contemplated hereunder, or (v) as approved in advance and in writing by the Chief Executive Officer of Intermediate L 1;

(iii)         accelerate the vesting, funding, or payment of any compensation or benefits, bonus, equity or equity-based award of any Target Employee other than as required by Law, pursuant to any Benefit Plans existing on the date hereof and set forth on Section 3.17(a) of the Disclosure Schedule, or as explicitly contemplated hereunder;

(iv)          other than as explicitly contemplated hereunder or in the ordinary course of business, (A) terminate without “cause” any Target Employee engaged in the Business who is eligible to earn an annual base salary or base compensation equal to or greater than $150,000, (B) hire or engage any new employee or other individual service provider engaged in the Business who is eligible to earn an annual base salary or base compensation equal to or greater than $250,000, (C) make any loan to any present Target Employee (other than advancement of expenses in the ordinary course of business consistent with past practices), or (D) enter into, amend or terminate any collective bargaining, works council or similar agreement with a labor union, works council or similar employee representative body relating to any Business Employee;

(v)            other than in the ordinary course of business, (A) enter into, amend or terminate any Material Contract or Real Property Lease or (B) otherwise waive or release any material right, claim or benefit of the Seller or any of its Subsidiaries under any Material Contract or Real Property Lease;

(vi)          enter into any commitment for, or make any, capital expenditures of the Business in excess of $1,500,000, individually or in the aggregate, unless approved in advance and in writing by the Chief Executive Officer of Intermediate L 1;

(vii)       change or amend (other than in connection with the preparation of financial statements and information for inclusion in the Prospectus) any method of accounting or accounting practice or policy used by the Seller or any of its Subsidiaries (as it relates to the Business), or change or amend in any material respect (A) any credit and collection policies of the Business or (B) any policies, procedures or other practices with respect to accounts receivable, accounts payable, expenses, working capital, cash management, accrual of revenue, payments, intercompany receivables or intercompany payables of the Business, in each case, other than any changes or amendments required by Law;

(viii)     change in any material respect any inventory procurement, inventory management or product or services sales policies, procedures or practices;

(ix)          assign, transfer, sell, license, abandon, cancel, permit to lapse or enter the public domain or otherwise dispose of any Registered Intellectual Property other than, in each case, (A) non-exclusive licenses granted in the ordinary course of business consistent with past practice and (B) any collateral assignment to the extent permitted by Section 5.3(c)(i);

(x)            settle, waive, release or compromise (or consent to the entry of any judgment in respect of) any Actions that Intermediate L 1 or any of its Subsidiaries are a party to or to the Seller’s Knowledge have been threatened to be made a party to, other than settlements of any such Actions in the ordinary course of business consistent with past practice or that include a full and unconditional release and waiver of claims against Intermediate L 1, its Subsidiaries and the Business;

(xi)            change or make any material Tax election, change any Tax accounting period, change any method of Tax accounting, file any amendment to a material Tax Return, enter into any closing agreement with respect to Taxes, surrender any right to claim a refund of a material amount of Taxes, or settle or compromise any material Tax claim or assessment;

(xii)          make any loans, capital contributions or advances to, investments in, or guarantees for the benefit of, any Person (except to (y) Franchisees and area developers in the ordinary course of business and (z) employees in the ordinary course of business (to the extent not forgivable upon the Closing) or guarantees for the benefit of Parent or its Affiliates) or cancel or forgive any debts owed to or claims held by Intermediate L 1 or its Subsidiaries or otherwise in respect of the Business other than to non-Affiliates in the ordinary of course of business;

(xiii)     cancel (and not replace on substantially similar terms to the extent available), reduce or fail to renew any insurance coverage under commercial insurance policies covering the Business; or

(xiv)      agree or commit to take any of the actions specified in this Section 5.3(c).

Section 5.4            Conduct of Purchaser.

(a)               From the date hereof until the Closing, except as (v) otherwise contemplated by this Agreement, (w) required by any Law or Governmental Order applicable to the Purchaser or any of its Subsidiaries, (x) contemplated by the LoanMe Transaction, (y) as contemplated in the Subscription Agreements or (z) consented to in writing by the Seller (which consent shall not be unreasonably withheld, conditioned or delayed), Purchaser shall not and shall cause its Subsidiaries not to:

(i)            amend any Constating Documents of Purchaser in any respect that would be material to Purchaser (other than as contemplated under this Agreement or in connection with the Liberty Transaction or LoanMe Transaction);

(ii)           (A) directly or indirectly issue, sell or grant or agree to issue, sell or grant any Purchaser Shares any other Equity Securities of Purchaser or amend any term or provision of any outstanding Equity Securities or make any change to its capital structure, (B) redeem, purchase or otherwise reacquire or cancel any Purchaser Shares or other Equity Securities, except in connection with the redemption of Class A Restricted Voting Shares as described in the Final IPO Prospectus, or (C) split, combine or reclassify any Purchaser Shares, except as described in the Final IPO Prospectus;

(iii)         make, by contribution to capital, property transfers, purchase of securities or otherwise, any investment (other than investments in marketable securities and cash equivalents) in any Person;

(iv)          lend money to any Person;

(v)            except as contemplated by the Debt Financing, incur Indebtedness for borrowed money or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, any material indebtedness for borrowed money;

(vi)          make any material changes to its methods of accounting or accounting practices, except as required by IFRS or Exchange rules and regulations;

(vii)       agree or commit to take any of the actions specified in this Section 5.4(a).

Section 5.5            Access to Information.

(a)               From the date hereof until the Closing, upon reasonable notice, the Seller shall, and shall cause its Representatives to, (i) afford the Purchaser and its Representatives reasonable access to the offices, properties and books and records of the Seller and its Subsidiaries to the extent related to the Business or any Target Employee and (ii) furnish to the Representatives of the Purchaser such additional financial and operating data and other information regarding the Business (or copies thereof) as the Purchaser may from time to time reasonably request; provided that any such access or furnishing of information shall be conducted at the Purchaser’s sole expense, during normal business hours, under the supervision of the Seller’s personnel and in a manner that minimizes disruption of the normal operations of the Business.

(b)               Notwithstanding anything to the contrary in this Agreement, neither the Seller nor any of its Subsidiaries shall be required to disclose any information to the Purchaser if such disclosure would, as reasonably determined by the Seller’s counsel, (A) jeopardize any attorney-client or other legal privilege or (B) contravene any applicable Laws (including any Regulatory Law) or binding agreement with a third party entered into prior to the date hereof; provided that, in each case, the Seller shall, and shall cause its Representatives to, use commercially reasonable efforts to make appropriate substitute arrangements to provide such information (or portions thereof) under circumstances in which the restrictions of the preceding sentence apply.

(c)               Solely in order to facilitate the resolution of any claims made against or incurred by the Seller relating to the Business, for purposes of compliance with securities, employment and other Laws and for Tax and financial reporting purposes (but, in each case, not with respect to any dispute between the Parties), for a period of seven (7) years after the Closing or, if shorter, the applicable period specified in the Purchaser’s document retention policy, the Purchaser shall (i) retain the books and records relating to the Business relating to periods prior to the Closing and (ii) upon reasonable notice, afford the Representatives of the Seller reasonable access (including the right to make, at the Seller’s sole expense, photocopies), during normal business hours under the supervision of the Purchaser’s personnel and in a manner that minimizes disruption of the normal operations of the Purchaser’s business, to such books and records; provided that the Purchaser shall notify the Seller at least forty-five (45) days in advance of destroying any such books and records prior to the seventh anniversary of the Closing or the earlier applicable period specified in the Purchaser’s document retention policy in order to provide the Seller the opportunity to copy such books and records, at the Seller’s sole expense, in accordance with this Section 5.5(c); and provided, further, that any Tax information shall be provided on a pro forma basis (solely with respect to the Business). Notwithstanding the foregoing, the Purchaser shall not be required to disclose any information to the Seller or its Representatives if such disclosure would, as reasonably determined by the Purchaser’s counsel, (A) waive any attorney-client or other legal privilege or (B) contravene any applicable Laws or any binding agreement with a third party not entered into for the purposes of frustrating the rights granted to the Seller under this Section 5.5(c); provided, that, in each case, the Purchaser shall, and shall cause its Representatives to, use commercially reasonable efforts to make appropriate substitute arrangements to provide such information (or portions thereof) under circumstances in which the restrictions of the preceding sentence apply.

(d)               Solely in order to facilitate the resolution of any claims made against or incurred by the Purchaser relating to the Business, for purposes of compliance with securities, employment and other Laws and for Tax and financial reporting purposes (but, in each case, not with respect to any dispute between the Parties), for a period of seven (7) years after the Closing or, if shorter, the applicable period specified in the Seller’s document retention policy, the Seller shall (i) retain the books and records relating to the portion of the Business conducted by it relating to periods prior to the Closing which shall not otherwise have been delivered to the Purchaser and (ii) upon reasonable notice, afford the Representatives of the Purchaser reasonable access (including the right to make, at the Purchaser’s sole expense, photocopies), during normal business hours under the supervision of the Seller’s personnel and in a manner that minimizes disruption of the normal operations of the Purchaser’s business, to such books and records; provided that the Seller shall notify the Purchaser at least forty-five (45) days in advance of destroying any such books and records prior to the seventh anniversary of the Closing or the earlier applicable period specified in the Purchaser’s document retention policy in order to provide the Purchaser the opportunity to copy such books and records, at the Purchaser’s sole expense, in accordance with this Section 5.5(d); and provided, further, that any Tax information shall be provided on a pro forma basis (solely with respect to the Business). Notwithstanding the foregoing, neither the Seller nor any of its Subsidiaries shall be required to disclose any information to the Purchaser or its Representatives if such disclosure would, as reasonably determined by the Seller’s counsel, (A) waive any attorney-client or other legal privilege or (B) contravene any applicable Laws or any binding agreement with a third party not entered into for the purposes of frustrating the rights granted to the Purchaser under this Section 5.5(d); provided, that, in each case, the Seller shall, and shall cause its Representatives to, use commercially reasonable efforts to make appropriate substitute arrangements to provide such information (or portions thereof) under circumstances in which the restrictions of the preceding sentence apply.

(e)               No investigation or access pursuant to this Section 5.5 or information provided, made available or delivered pursuant to this Agreement, will affect or be deemed to modify any of the representations or warranties of the Parties contained in this Agreement or the conditions hereunder to the obligations of the applicable Parties.

Section 5.6            Resignations. Seller shall deliver to Purchaser written resignations, effective as of the Closing Date, of the managers, officers and directors, as applicable, of Intermediate L 1 or any of its Subsidiaries set forth on Section 5.6 of the Disclosure Schedules.

Section 5.7             Employee Matters.

(a)               Except as set forth in Section 5.7 of the Disclosure Schedule, Purchaser shall use reasonable best efforts to ensure that all Target Employees who are employed by Intermediate L 1 or any of its Subsidiaries immediately preceding the Closing Date, including, for avoidance of doubt, each Target Employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, or is receiving or is eligible to receive short-term or long-term disability benefits under a Benefit Plan as of the Closing Date (“Inactive Employees”), will remain employed with Intermediate L 1 or any Subsidiary of Intermediate L 1 immediately after the Closing Date (the “Retained Employees”), subject to any other provisions of this Agreement. During the period between the Closing Date and the six (6)-month anniversary after the Closing Date (or if shorter, the period of employment of the relevant Retained Employee) (the “Continuation Period”), the Purchaser or one of its Affiliates (including Intermediate L 1 or one of its Subsidiaries after the Closing Date) will provide each Retained Employee with substantially the same base rate of pay (salary or wages) as in effect immediately before the Closing Date (for avoidance of doubt, excluding any equity or equity-based compensation or benefits).

(b)               The Purchaser shall, or shall cause an Affiliate of the Purchaser, including Intermediate L 1 and its Subsidiaries after the Closing, to use commercially reasonable efforts to cause each benefit plan (other than any equity or equity-based, defined benefit pension, or retiree health or welfare plan or arrangement) maintained, sponsored, adopted or contributed to by the Purchaser or any of its Affiliates, including Intermediate L 1 and its Subsidiaries after the Closing, and in which the Retained Employees are eligible to participate (collectively, the “Purchaser Benefit Plans”), including any severance benefit plan, vacation or other paid time off plan or policy, to take into account for purposes of eligibility, vesting and, solely with respect to severance, vacation or other paid time off plan or policy, determining the level of benefits available to such Retained Employee (but not for benefit accruals as of the Closing Date) the service of such employees with Parent, Intermediate L 1 and/or any of its Subsidiaries or Affiliates to the same extent as such service was credited for such Retained Employees under any corresponding Benefit Plan for the same purpose; provided that no such service shall be credited that would result in the duplication of any benefits or compensation.

(c)               Effective as of the Closing Date, the Purchaser and its Affiliates, including Intermediate L 1 and its Subsidiaries after the Closing, shall be liable for all responsibilities and obligations for continuation coverage under Section 4980B of the Code and any state or other continuation coverage requirements under applicable Laws (“COBRA”) with respect to the Retained Employees and their qualified beneficiaries for whom a “qualifying event” under COBRA occurs after the Effective Time. Parent or one of its Affiliates (excluding Intermediate L 1 or any of its Subsidiaries after the Closing Date) shall remain liable for all responsibilities and obligations for COBRA with respect to all “M&A qualified beneficiaries” with respect to the Business, as defined in Treasury Regulation Section 54.4980B-9 (excluding the Retained Employees and their qualified beneficiaries), for whom a “qualifying event” under COBRA occurs prior to the Effective Time.

(d)               Except as set forth in the express terms of the applicable Benefit Plan, as of the Closing Date, each Retained Employee shall cease to be an active participant under the Benefit Plans that are not Target Benefit Plans. Intermediate L 1 and each of its Subsidiaries shall terminate its participation in each Benefit Plan that is not a Target Benefit Plan effective as of the Closing Date. The Seller and its Affiliates (other than Intermediate L 1 and its Subsidiaries) shall retain the sponsorship of all Benefit Plans that are not Target Benefit Plans, and Intermediate L 1 and its Subsidiaries shall retain the sponsorship of all Target Benefit Plans. As of the Closing Date, all Retained Employees shall cease to contribute to and shall become fully vested in their account balances under any Benefit Plan that is a defined contribution 401(k) plan (the “Seller 401(k) Plan”). Notwithstanding the foregoing, the terms of certain Benefit Plans may provide for continued coverage for Retained Employees through the end of the month in which the Closing Date occurs. In that event, Purchaser agrees to pay, or withhold from the Retained Employees and remit, to Parent, no later than thirty (30) days after the Closing Date, all premiums and other costs that the Retained Employees would have been required to pay for such coverage through the end of such month to the same extent such Retained Employees would have had to pay had the Closing not occurred, to the extent not paid prior to Closing.

(e)               As of the Closing Date, the Purchaser agrees to honor all accrued but unused paid time off for each Retained Employee pursuant to any Benefit Plan providing for paid time-off as of the Closing Date. In connection with the foregoing, the Purchaser or one of its Affiliates, including Intermediate L 1 and its Subsidiaries after the Closing, shall credit and make available, in accordance with the same terms as such unused paid time off was available to be used under the Benefit Plan(s) providing for paid time off benefits, to each Retained Employee the paid-time off time accrued but not yet used by such Retained Employee as of the Closing Date.

(f)                Nothing herein express or implied by this Agreement shall confer upon any Target Employee, former employee, director, officer, independent contractor or other service provider of Intermediate L 1 or any of its Subsidiaries, or legal representative thereof, or any other Person, any rights or remedies, including any third party beneficiary rights, any right to employment, terms or conditions of employment or benefits for any specified period, of any nature or kind whatsoever. In no event shall the terms of this Agreement be deemed to (i) establish, amend, terminate or modify any Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit or compensation plan, program, agreement or arrangement; (ii) alter or limit the ability of the Purchaser or any of its Affiliates to amend, modify or terminate any benefit or compensation plan, program, policy, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them; or (iii) to confer upon any current or former employee, officer, director or consultant, including any Target Employee, any right to employment or continued employment or continued service, or constitute or create an employment agreement with any Person.

Section 5.8            Confidentiality.

(a)               The terms of the Mutual Confidentiality Agreement, dated as of September 9, 2020 (the “Confidentiality Agreement”), by and between Purchaser, Parent and LoanMe Inc. are incorporated herein by reference and shall continue in full force and effect until the consummation of the Closing, at which time such Confidentiality Agreement and the obligations of Purchaser under this Section 5.7(a) shall terminate only in respect of that portion of the Confidential Information (as defined in the Confidentiality Agreement) relating to the Business or the transactions contemplated by this Agreement, and all other terms of the Confidentiality Agreement shall continue in full force and effect in accordance with its terms. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect.

(b)               Nothing provided to the Purchaser pursuant to Section 5.5(a) shall in any way amend or diminish the Purchaser’s obligations under the Confidentiality Agreement. Purchaser acknowledges and agrees that any information provided to the Purchaser pursuant to Section 5.5(a) or otherwise by the Seller or any of its Representatives shall be treated as Confidential Information (as defined in the Confidentiality Agreement) under, and shall be subject to the terms and conditions of, the Confidentiality Agreement.

(c)               From and after the Closing until the date that is two (2) years after the Closing Date, the Seller shall, and shall cause its Subsidiaries and its and their respective Representatives to, keep confidential any non-public information to the extent related to the Business and learned or otherwise obtained by any of the Seller or any of its Subsidiaries prior to the Closing; provided, however, that the Seller shall not be liable hereunder with respect to any disclosure of any such information to the extent such disclosure is reasonably determined by the Seller (with the advice of counsel) to be required by any applicable Law or Governmental Order, including applicable rules of any securities exchange on which the Seller’s securities are traded. In the event that the Seller or any of its Subsidiaries or its or their Representatives intend to disclose any such non-public information pursuant to the exception noted in the proviso above, the Seller shall, (i) to the extent permitted by applicable Law and practicable under the circumstances, provide the Purchaser with prompt written notice of such intended disclosure, and (ii) use commercially reasonable efforts to preserve the confidentiality of such non-public information. Notwithstanding the foregoing, such non-public information shall not include information that (A) is or becomes generally available to the public after the Closing other than as a result of a disclosure by the Seller or any of its Subsidiaries or its or their respective Representatives in breach of this Section 5.8(c) or (B) becomes available to the Seller or any of its Subsidiaries or its or their respective Representatives after the Closing from a source other than the Purchaser or its Subsidiaries or its or their respective Representatives if the source of such information is not known, after reasonable inquiry under the circumstances, by the Seller or its Subsidiaries or its or their respective Representatives to be bound by a confidentiality agreement with, or other contractual, legal or professional obligation or duty of confidentiality to, the Purchaser or its Subsidiaries or any Vintage Person with respect to such information.

Section 5.9            Governmental Approvals and Consents.

(a)               Without limiting the obligations under Section 5.1, each Party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions (including those under any Regulatory Law) required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each Party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. The Purchaser shall pay all filing fees required in connection with filings.

(b)               Seller and Purchaser shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.3 of the Disclosure Schedules.

(c)               Without limiting the generality of the Parties' undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i)              respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii)           avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(d)               in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(e)               If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which any of Intermediate L 1 or its Subsidiaries is a party is not obtained prior to the Closing, Seller shall, subsequent to the Closing, cooperate with Purchaser, Intermediate L 1 and its Subsidiaries in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable.

(f)                All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other Party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each Party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(g)               Notwithstanding the foregoing, nothing in this Section 5.9(g) shall require, or be construed to require, Purchaser or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of the Purchaser, Intermediate L 1 or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to the Purchaser of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

(h)               Seller shall use commercially reasonable efforts to cause the credit agreement and related loan documents evidencing any credit facilities of Parent and its Affiliates that are obtained between the date hereof and Closing to provide that, if any of Intermediate L 1 or its Subsidiaries are obligors thereunder, then upon payment of the amounts provided for under Section 2.3(b), by wire transfer of immediately available funds to the accounts specified on the Closing Certificate, (i) Intermediate L 1 and its Subsidiaries shall cease to be obligors under any credit facility of Parent and/or its Subsidiaries (for the avoidance of doubt, other than credit facilities for the Permitted Indebtedness), and (ii) the applicable collateral agent(s) for any such credit facility will release its/their Liens on the Intermediate L 1 Interests (and the equity interests of any Subsidiaries of Intermediate L1) and the assets of Intermediate L 1 and its Subsidiaries. For the avoidance of doubt, the failure of Seller to cause such loan documents to include the foregoing provisions shall not excuse the performance by Seller of any of its other obligations under this Agreement.

Section 5.10          Further Action. The Purchaser and the Seller shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

Section 5.11          Financing; Financing Cooperation.

(a)               Financing.

(i)              The Purchaser shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Debt Financing on the terms and conditions described in the Commitment Letters (including any “flex” provisions contained in any fee letter) and, prior to the Closing, shall not agree to terminate the Commitment Letters or permit any amendment or modification to be made to, replacement of, or any waiver of any provision or remedy under, the Commitment Letters, if such amendment, modification, replacement or waiver would (A) reduce the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount except in connection with the exercise of any “flex” provisions) below the amount necessary to satisfy the Closing Cash Payment or (B) impose new or additional conditions precedent or otherwise expand, amend, replace or modify any of the conditions precedent to the receipt of the Debt Financing or other terms in a manner that would reasonably be expected to (I) delay, impair or prevent the consummation of the transaction contemplated hereby, (II) make the timely funding of the Debt Financing or satisfaction of the conditions to obtaining the Debt Financing materially less likely to occur or (III) adversely impact the ability of the Purchaser (as applicable) to enforce its rights against other parties to the Commitment Letters or to draw upon and consummate the Debt Financing. Any reference in this Agreement to (1) “Debt Financing” or “Lenders” shall include the lenders and financing contemplated by the Commitment Letters as amended, replaced or modified in compliance with this Section 5.11(a) and (2) “Commitment Letters” shall include such documents as amended, replaced or modified in compliance with this Section 5.11(a).

(ii)           The Purchaser shall use its commercially reasonable efforts to (A) subject to Section 5.11(a)(i) and Section 5.11(a)(iii), maintain in effect and satisfy, on a timely basis all conditions set forth in the Commitment Letters in accordance with the terms and subject to the conditions thereof, (B) negotiate and enter into definitive agreements with respect to the Debt Financing contemplated by the Commitment Letters on the terms and conditions (including the flex provisions) no less favorable to the Purchaser than those contained in the Commitment Letters and related fee letters, (C) satisfy all conditions to such definitive agreements that are applicable to the Purchaser, (D) draw upon and consummate the Debt Financing at or prior to the Closing, in any case, subject to the terms and conditions of the Commitment Letters and (E) upon satisfaction of all of the conditions herein to the Purchaser’s obligations to effect the Closing (except as set forth in Section 7.4) and satisfaction of the conditions precedent to the initial funding set forth in the Commitment Letters, at the request of the Seller, enforce its rights under the Commitment Letters to draw upon and consummate the Debt Financing, subject to the terms and conditions of the Commitment Letters. Upon the request of the Seller, the Purchaser shall keep the Seller informed on a reasonably current basis and in reasonable detail with respect to all material activity concerning the status of its efforts to arrange the Debt Financing. Without limiting the generality of the foregoing, the Purchaser shall notify the Seller promptly after the Purchaser become aware thereof, (I) of any material breach or default by any party to any Commitment Letters or definitive documents related to the Debt Financing, (II) of the receipt by the Purchaser of any written notice or other written communication (other than negotiations of the definitive agreements with respect to the Debt Financing) from any Debt Financing source with respect to any breach, default, termination or repudiation by any party to any Commitment Letter or any definitive document related to the Debt Financing of any provisions of the Commitment Letters or any definitive document related to the Debt Financing or (III) of the occurrence of an event or development that could reasonably be expected to adversely impact the ability of the Purchaser to obtain all or any portion of the Debt Financing necessary to consummate the transactions contemplated by this Agreement.

(iii)         If any portion of the Debt Financing becomes unavailable on the terms and conditions (including any “market flex” provisions) contemplated in the Commitment Letters, the Purchaser shall use its reasonable best efforts to arrange and obtain alternative financing from alternative sources on terms and conditions no less favorable, in the aggregate, to the Purchaser than those contained in the Commitment Letters and the related fee letter and in an amount at least equal to the Debt Financing or such unavailable portion thereof, as the case may be (the “Alternate Debt Financing”), and to obtain a new financing commitment letter with respect to such Alternate Debt Financing (the “New Commitment Letter”) which (to the extent applicable) shall replace the existing Commitment Letter, a copy of which shall be promptly provided to the Seller. In the event that any New Commitment Letter is obtained, (A) any reference in this Agreement to the “Lenders,” or the “Debt Financing” shall mean the lenders debt financing contemplated by the Commitment Letters as modified pursuant to clause (B) below and (B) any reference in this Agreement to the “Commitment Letters” shall be deemed to include the Commitment Letters that are not superseded by a New Commitment Letter at the time in question and the New Commitment Letters to the extent then in effect.

(b)               Financing Cooperation. In connection with the Debt Financing, the Seller shall use commercially reasonable efforts to provide, and shall use its commercially reasonable efforts to cause its Representatives, including legal and accounting advisors, to provide (in all cases prior to the Closing), reasonable cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by the Purchaser and that is necessary or customary and is reasonably requested by the Purchaser in connection with the Purchaser’s efforts to obtain the Debt Financing, including using commercially reasonable efforts to:

(i)              as promptly as practicable furnish the Purchaser with information regarding the Business customarily included in marketing materials for financings similar to the financings contemplated by the Commitment Letter;

(ii)           upon reasonable prior notice, reasonably participate in a reasonable number of meetings, conference calls, presentations and roadshows with prospective lenders and investors, and drafting sessions and otherwise reasonably cooperate with customary marketing efforts for any of the debt financing contemplated by the Commitment Letter;

(iii)         reasonably assist the Purchaser and the Lenders with the timely preparation of any customary bank information memoranda, lender presentations, investor presentations and similar customary documents for use in connection with the financing contemplated by the Commitment Letter;

(iv)          cause Intermediate L 1 to promptly execute and deliver to the Purchaser and the Lenders at least four (4) Business Days prior to the Closing Date all documentation and other information with respect to the Business that is required in connection with the Debt Financing under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, and the requirements of 31 C.F.R. §1010.230, provided that such documentation and other information is requested at least eight (8) Business Days prior to the Closing Date; and

(v)            cause Intermediate L 1 (or its Subsidiaries) to execute and deliver as of Closing (but not prior to Closing) any guarantee, pledge and security documents, and other definitive financing documents, or other certificates or documents as may be reasonably requested by the Purchaser or the Lenders (but not including any certificate from any officer or employee of the Business with respect to solvency matters) it being understood that such documents will not take effect until the Closing, and otherwise reasonably facilitate the pledging of collateral and the granting of security interests in respect of the financing contemplated by the Commitment Letter (including using commercially reasonable efforts to deliver any original stock certificates and related powers and any original promissory notes and related powers to the extent intended to constitute collateral in respect of the Debt Financing), it being understood that such pledge and such documents with not take effect until the Closing; provided that, in connection with complying with this Section 5.11(b), (A) none of the Seller, any of its Subsidiaries or any of their respective officers, directors, managers, employees, accountants, consultants, legal counsel, agents or other Representatives shall be required to pay (or agree to pay) any commitment or other fee or incur any Liability with respect to matters relating to the Debt Financing or enter into any agreement in connection with the Debt Financing (except to the extent with regard to Intermediate L 1 or its Subsidiaries and effective upon or after the Closing), (B) the Seller and its Affiliates and their respective officers and employees shall not be required to take any action that would materially and unreasonably interfere with the operation of the business of the Seller or any of its Subsidiaries, (C) no such cooperation shall be required to the extent that it would (i) cause any condition to Closing in ARTICLE VII to fail to be satisfied or otherwise cause any breach of this Agreement, (ii) reasonably be expected to cause any director, officer or employee of the Seller or any of its Subsidiaries to incur any personal liability or (iii) cause any breach of any applicable Law or any Material Contract or organizational document to which the Seller or any of its Subsidiaries is a party, (D) Seller and its Subsidiaries other than Intermediate L 1 (or its Subsidiaries) shall not be required to enter into, execute, or approve any agreement or other documentation, or agree to any change or modification of any existing agreement or other documentation except as otherwise expressly contemplated by this Agreement, and (E) the only financial statements that the Seller or any of its Subsidiaries shall be required to deliver in connection with this Section 5.11(b) shall be the Financial Statements and the financial statements prepared for inclusion in the Prospectus. Nothing in this Agreement will require the Seller or any of its Subsidiaries or any of its or their respective Representatives to provide (or be deemed to require the Seller or any of its Subsidiaries to prepare) in connection with the Debt Financing (1) a third-party solvency opinion, (2) any legal opinions or (3) any projections, pro forma financial statements or proposed debt and equity capitalization that is required for such pro forma financial statements relating to the transactions contemplated hereby or the Debt Financing (provided, customary information for Purchaser to prepare pro forma financial statements shall not be excluded by this clause (3)).

(c)               The Purchaser shall, promptly upon the written request of the Seller, reimburse the Seller for all reasonable and documented out-of-pocket third party costs incurred by the Seller or any of its Representatives in connection with cooperation provided for in Section 5.11(b) and shall indemnify and hold harmless the Seller and its Representatives from and against any and all Losses suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith (other than information provided by the Seller or any of its Subsidiaries to the extent such information was materially inaccurate or misleading), other than to the extent any of the foregoing was suffered or incurred as a result of the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, the Seller and its Representatives. All non-public or otherwise confidential information regarding the Seller or any of its Subsidiaries obtained by the Purchaser or its representatives pursuant to this Section 5.11 shall be kept confidential in accordance with the Confidentiality Agreement and Section 5.7(a).

Section 5.12          Insurance Matters. From and after the Closing, Intermediate L 1, its Subsidiaries and the Business shall cease to be insured by the insurance policies of Parent and its Subsidiaries for claims occurring on or after the Closing. With respect to occurrences, acts, omissions, claims, or circumstances prior to the Closing relating to the Business or the employees and former employees of the Business that are covered by Parent and its Subsidiaries’ occurrence-based insurance policies (the “Retained Seller Insurance Policies”), following the Closing, the Purchaser may submit to Seller and Seller shall (and shall cause its Subsidiaries to), on behalf of the Business, make claims under such Retained Seller Insurance Policies subject to the terms and conditions of such Retained Seller Insurance Policies and pay to the Purchaser the amounts received by the Seller or any of its Subsidiaries in respect of such claims under such Retained Seller Insurance Policies, to the extent such coverage and limits are available under such policies and programs; provided, however, that the Purchaser shall indemnify the Seller and its Subsidiaries for, and pay to them the amount of any reasonable and documented out-of-pocket fees and expenses or other Losses incurred by the Seller and its Subsidiaries in connection with or as a result of the making of any such claims. Nothing in this Section 5.12 shall require the Seller to continue any Retained Seller Insurance Policy or prevent the Seller from amending the terms of or terminating any such Retained Seller Insurance Policy.

Section 5.13          Exclusive Dealing. From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Seller shall not, and it shall cause its Subsidiaries and its and their respective Representatives and Subsidiaries not to, directly or indirectly: (a) solicit, initiate, or knowingly facilitate or actively encourage the submission of, or any inquiries with respect to, any Acquisition Proposal; (b) participate in any discussions or negotiations regarding, or furnish to any Person, information with respect to any Acquisition Proposal; or (c) enter into any agreement with respect to any Acquisition Proposal. The Seller shall, and shall cause its Subsidiaries and its and their respective Representatives and Subsidiaries to, immediately terminate all discussions with Persons other than the Purchaser and its Subsidiaries concerning any Acquisition Proposal, including terminating access to any electronic or other data room maintained in connection with a potential strategic transaction regarding the Business. Any breach of this Section 5.13 by Representatives or Subsidiaries of the Seller or any of its Subsidiaries will be deemed a breach by the Seller.

Section 5.14          Financial Information. From and after the date hereof (including after the Closing), the Seller shall, and shall cause its Subsidiaries and its and their respective Representatives to, use commercially reasonable efforts to prepare and deliver to the Purchaser and its Representatives such financial information regarding the Business and the historical performance thereof as the Purchaser may reasonably request, including such financial information as the Purchaser may reasonably request in connection with the preparation by the Purchaser of (a) pro forma financial statements that reflect the consummation of the transactions contemplated hereby and (b) any financial statements (including audited financial statements) in respect of the Business that the Purchaser may require to comply with any Laws; provided that, from and after the Closing Date, the Seller shall not be obligated to prepare any new financial information that cannot be prepared by the Seller without the expenditure by the Seller of a material amount of time and effort. The Purchaser shall reimburse the Seller or any Subsidiary thereof for any reasonable costs incurred in preparing such information.

Section 5.15          Investor Rights Agreement. Pursuant to the terms of an Investor Rights Agreement that shall include the terms outlined in Exhibit D and shall otherwise be negotiated in good faith by the parties hereto prior to the Closing (the “Investor Rights Agreement”) (i) Seller shall be afforded the registration rights described in Exhibit D with respect to the Common Shares underlying the Proportionate Voting Shares issuable to the Seller pursuant hereto and (ii) Purchaser shall take such actions as are reasonable and necessary to permit one individual designated by Parent and acceptable to Purchaser in its sole discretion (such individual, the “Board Representative”), to serve on the Purchaser Board as of immediately following the Effective Time and until at least the second (2nd) anniversary of the Closing Date. The Board Representatives must satisfy and comply with the requirements regarding service as a member of the Purchaser Board provided under applicable Law, rules and policies of the Exchange and the practices and policies of Purchaser Board that are generally applicable to its members.

Section 5.16          Satisfaction of Closing Agreement Obligations. Purchaser shall pay or cause to be paid, all outstanding payments due and payable and discharge all liabilities and obligations pursuant to that certain Closing Agreement on Final Determination Covering Specific Matters by and among Parent, JTH Tax, LLC and the Commissioner of Internal Revenue dated December 5, 2019 (the “Closing Agreement”), including the payments set forth in paragraph 4 thereof. Purchaser shall indemnify and defend Parent and its Affiliates (the “Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Indemnitees based upon, arising out of, with respect to or by reason of any breach or non-fulfillment of the terms of this Section 5.16. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 5.16 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. Parent and its Affiliates are express third party beneficiaries of this Section 5.16 and shall be entitled to enforce the terms hereof.

Section 5.17          Enforcement of LoanMe Merger Agreement. Purchaser shall take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, to enforce all obligations of LoanMe pursuant to the LoanMe Merger Agreement, including, but not limited to, all obligations of disclosure set forth therein.

Section 5.18         Supplement to Disclosure Schedules. From time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules with respect to any matter hereafter arising or of which it becomes aware after the date hereof, which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules (each a “Schedule Supplement”). Each such Schedule Supplement shall be deemed to incorporated into and to supplement and amend the Disclosure Schedules as of the Closing Date.

Section 5.19         Change of Corporate Names. Prior to the Closing Date, Seller will cause Intermediate L 1 and Intermediate L 2 to make all filings necessary to change their corporate names to names that do not include the words “Franchise Group”; provided, however, that the new names of Intermediate L 1 and Intermediate L 2 shall be subject to the reasonable approval of Purchaser. After the Closing, neither Purchaser nor its Affiliates shall use the name Franchise Group or any name confusingly similar to Franchise Group. The provision of this Section 5.19 shall survive the Closing indefinitely.

ARTICLE VI
Tax Matters

Section 6.1            Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) (collectively, the “Transfer Taxes”) shall be borne and paid by Purchaser when due. Purchaser shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

Section 6.2            Termination of Existing Tax Sharing Agreements. Other than with respect to any Commercial Tax Agreements, all existing Tax sharing agreements (whether written or not) binding upon Intermediate L 1 or its Subsidiaries shall be terminated as of the Closing Date. After such date none of Intermediate L 1, Seller nor any of Seller’s Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 6.3            [Reserved].

Section 6.4            Transaction Tax Deductions. Purchaser and Seller agree that in connection with the filing of Tax Returns of or with respect to Intermediate L 1 and its Subsidiaries, to the extent permitted by applicable Law, the Transaction Tax Deductions shall be claimed in taxable periods, or portions thereof, ending on or before the Closing Date; provided that, in connection with the foregoing, Seller shall either (a) cause each applicable entity to make an election under Revenue Procedure 2011-29 to treat 70% of any success-based fees as an amount that did not facilitate the transactions (i.e., the Safe Harbor election) or (b) engage a nationally recognized Tax advisor, to perform a transaction cost study and cause each entity to treat success-based fees as deductible or nondeductible in accordance with such cost study.

Section 6.5            [Reserved].

Section 6.6            Cooperation and Exchange of Information. Purchaser and Seller shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return or in connection with any audit or other proceeding in respect of Taxes of Intermediate L 1 or its Subsidiaries. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Purchaser and Seller shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of Intermediate L 1 or its Subsidiaries for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods, and shall otherwise abide by all record retention requirements of appliable Law. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of Intermediate L 1 or its Subsidiaries for any taxable period beginning before the Closing Date, Seller or Purchaser (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 6.7            No Amended Returns; Etc. Without the prior written consent of Seller (which shall not be unreasonably withheld, conditioned or delayed), Purchaser shall not, and shall not cause or permit its Affiliates, Intermediate L 1 or its Subsidiaries, to (i) make, change or revoke any Income Tax election or deemed Income Tax election that is effective for any Pre-Closing Tax Period, (ii) grant an extension of any applicable statute of limitations that relates to a Pre-Closing Tax Period, (iii) amend or cause to be amended any Tax Return that relates to or includes a Pre-Closing Tax Period, or (iv) initiate any contact (including through any voluntary disclosure program or similar procedure or filing of a Tax Return that relates to or includes a Pre-Closing Tax Period inconsistent with past practice) with any Governmental Authority in respect of Taxes or Tax Returns that relate to a Pre-Closing Tax Period.

Section 6.8            [Reserved].

Section 6.9            Survival Section 1.01. Notwithstanding anything in this Agreement to the contrary, the provisions of this ARTICLE VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

Section 6.10          Tax Treatment of Transaction; Purchase Price Allocation.

(a)               For all U.S. Income Tax purposes, the Parties shall treat the purchase and sale of the Intermediate L 1 Interests as the purchase and sale of all of the assets, and the assumption of all of the liabilities as set forth herein, of Intermediate L 1. The Parties shall use a closing of the books method as if the taxable year ended on the Closing Date. The Parties shall, and shall cause their respective Affiliates to, not take any action or position inconsistent with the U.S. Income Tax treatment described herein unless otherwise required pursuant to a final determination by a Governmental Authority.

(b)              The Purchase Price (and any liabilities considered assumed by Purchaser that are treated as purchase consideration for U.S. Income Tax purposes) shall be allocated among the assets of Intermediate L 1 deemed purchased in accordance with the methodologies provided in Exhibit E, which was prepared in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Methodology Schedule”). Within 45 days after the final determination of the Purchase Price (as determined in accordance with Section 2.4), Seller shall prepare and deliver to Purchaser a preliminary schedule (the “Allocation Schedule”) allocating the Purchase Price in accordance with the Methodology Schedule. Purchaser shall have, for a period of thirty (30) days following its receipt of the Allocation Schedule (the “Review Period”), the right to review and request, in writing, changes to the Allocation Schedule. If Buyer does not provide comments within the Review Period, the Allocation Schedule shall be deemed final. Should Seller disagree with any change so requested by Purchaser during the Review Period, Seller and Purchaser shall work together in good faith in order to agree to a final Allocation Schedule acceptable to both Seller and Purchaser. The Allocation Schedule shall be revised as mutually agreed upon by the Seller and Purchaser to the extent necessary to reflect any post-Closing payment, or post-Closing adjustment, made pursuant to or in connection with this Agreement. Seller and Purchaser shall file all Tax Returns (including Internal Revenue Service Form 8594) in a manner consistent with the Allocation Schedule, and Seller and Purchaser shall not take any position on any Tax Return, in any audit, administrative, or judicial proceeding, or otherwise that is inconsistent with the Allocation Schedule, unless required by Law.

ARTICLE VII
Conditions to Closing

Section 7.1           Conditions to Obligations of Each Party. The respective obligations of each Party hereunder to consummate the Liberty Transaction shall be subject to the fulfillment (or, if legally permissible, mutual written waiver by the Seller and the Purchaser), prior to or at the Closing (other than in respect of Section 7.1(c) only, which shall be subject to fulfilment prior to the Closing) of each of the following conditions:

(a)              The approval of the Exchange shall have been obtained by Purchaser to enable the Liberty Transaction to qualify as Purchaser’s “qualifying transaction” and for the listing of the Common Shares on the Exchange after the Effective Time.

(b)              A final receipt for the final Prospectus shall have been issued by the Ontario Securities Commission on behalf of the Purchaser Securities Authorities.

(c)              All of the existing Purchaser Class A Shares and Purchaser Class B Shares outstanding immediately prior to the Closing shall have been converted into Common Shares prior to the Closing (the “Purchaser Share Conversion”) in accordance with the Constating Documents of Purchaser.

(d)              The filings of Purchaser and Seller pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(e)               Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.4 and Purchaser shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.3, in each case, in form and substance reasonably satisfactory to Seller and Purchaser, and no such consent, authorization, order and approval shall have been revoked.

(f)               No Governmental Order that prohibits the consummation of the Liberty Transaction shall have been entered and shall continue to be in effect.

(g)              The amount (i) of cash held by the SPAC Escrow Agent pursuant to the SPAC Escrow Agreement after giving effect to any and all redemptions of Class A Restricted Voting Shares as described in the Final IPO Prospectus plus (ii) the amount Lenders are prepared to fund at the Closing, shall be not less than $215,000,000.

Section 7.2           Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the Liberty Transaction shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)              (i) The representations and warranties of the Seller contained in Section 3.1, Section 3.2, Section 3.3, and Section 3.19(a) shall be true and correct in all respects as of the date hereof and as of the Closing as if made at and as of the Closing (except that those representations and warranties which are made as of a specified time, date or period shall be true and correct as of such specified time, date or period) and (ii) each of the other representations and warranties contained in ARTICLE III and the Ancillary Documents shall be true and correct (without giving effect to any limitation as to “materiality,” “Material Adverse Effect” or similar materiality qualifiers set forth therein) in all respects as of the date hereof and as of the Closing as though made on and as of the Closing (except that those representations and warranties which are made as of a specified time, date or period shall be true and correct as of such specified time, date or period), except in the case of this clause (ii) where the failure to be so true and correct would not have a Material Adverse Effect.

(b)              The covenants and agreements of any Seller to be complied with on or prior to the Closing pursuant to the terms of this Agreement and the Ancillary Documents (other than those set forth in Section 5.12) shall have been complied with in all material respects.

(c)              Since the date hereof, there shall not have occurred a Material Adverse Effect.

(d)              Purchaser shall have received at the Closing a certificate, dated as of the Closing Date and executed by a duly authorized officer of Seller certifying that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

(e)              The Ancillary Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Purchaser.

(f)               Purchaser shall have received resignations of the directors and officers of Intermediate L 1 and its Subsidiaries pursuant to Section 5.6.

(g)              At least three (3) Business Days before Closing, Seller shall have delivered the Closing Certificate to the Purchaser.

(h)              Seller shall have delivered to Purchaser good standing certificates (or their equivalent) for Intermediate L 1 and its Subsidiaries from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which Intermediate L 1 or its Subsidiaries are organized.

(i)                Seller shall have delivered to Purchaser a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code.

(j)                Seller shall have delivered, or caused to be delivered, to Purchaser a duly executed limited liability company interest assignment for the Intermediate L 1 Interests.

(k)              All of the conditions to closing set forth in the LoanMe Merger Agreement shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the transactions contemplated by the LoanMe Merger Agreement (the “LoanMe Closing”), each of which is capable of being satisfied at the LoanMe Closing).

(l)                Seller shall have delivered, or caused to be delivered, to Purchaser, evidence reasonably satisfactory to Purchaser that upon payment of the amount of the Indebtedness specified on the Closing Certificate, by wire transfer of immediately available funds to the accounts specified on the Closing Certificate, (i) Intermediate L 1 and its Subsidiaries shall cease to be obligors under any credit facility of Parent and/or its Subsidiaries (for the avoidance of doubt, other than credit facilities for the Permitted Indebtedness), and (ii) the applicable collateral agent(s) for any such credit facility will release its/their Liens on the Intermediate L 1 Interests (and the equity interests of any Subsidiaries of Intermediate L1) and the assets of Intermediate L 1 and its Subsidiaries (including without limitation, the Liens identified on Schedule 1.1(a), to the extent not previously released);

(m)            Seller shall have delivered to Purchaser such other documents or instruments as Purchaser reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.3           Conditions to Obligations of the Seller. The obligations of the Seller to consummate the Liberty Transaction shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)              (i) The representations and warranties of the Purchaser contained in Section 4.1, Section 4.3 and Section 4.19 shall be true and correct in all respects as of the date hereof and as of the Closing as if made at and as of the Closing (except that those representations and warranties which are made as of a specified time, date or period shall be true and correct as of such specified time, date or period), and (ii) each of the other representations and warranties contained in ARTICLE IV and the Ancillary Documents shall be true and correct (without giving effect to any limitation as to “materiality”, “Material Adverse Effect” or similar materiality qualifiers set forth therein) in all respects as of the Closing as though made on and as of the date hereof and as of the Closing (except that those representations and warranties which are made as of a specified time, date or period shall be true and correct as of such specified time, date or period), except in the case of this clause (ii) where the failure to be so true and correct would not materially and adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Documents.

(b)              The covenants and agreements of the Purchaser to be complied with on or prior to the Closing pursuant to the terms of this Agreement shall have been complied with in all material respects.

(c)              The Seller shall have received at the Closing a certificate, dated as of the Closing Date and executed by a duly authorized officer of Purchaser, on behalf of the Purchaser, certifying that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d)              The Ancillary Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Seller.

(e)              Purchaser shall have delivered to Seller cash in an amount equal to the Closing Cash Payment by wire transfer of immediately available funds, to an account or accounts designated at least two (2) Business Days prior to the Closing Date by Seller in a written notice to Purchaser.

(f)               Purchaser shall have delivered to Seller one or more certificates representing the Share Consideration.

(g)              Purchaser shall have made the payments required to be made by Purchaser pursuant to Section 2.3(b).

(h)              Purchaser shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.4           Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this ARTICLE VII to be satisfied if such failure was caused by such Party’s breach of (or, as applicable, such Party’s failure to perform or comply with) its representations, warranties, covenants or obligations under this Agreement.

ARTICLE VIII
Termination

Section 8.1           Termination. This Agreement may be terminated at any time prior to the Closing:

(a)               by either the Purchaser or the Seller if the Closing shall not have occurred on or before the Outside Date; provided that the right to terminate this Agreement under this Section 8.1(a) shall not be available to the Purchaser if the Purchaser’s failure to fulfill any of its material obligations under this Agreement shall have been the principal cause of, or shall have principally resulted in, the failure of the Closing to occur on or prior to such date;

(b)              by either the Purchaser or the Seller in the event that (i) any Law (it being understood, for the avoidance of doubt, that Governmental Orders are addressed in the following clause (ii) and not this clause (i)) is enacted and has become effective that makes the consummation of the transactions contemplated hereby illegal or otherwise prohibited or (ii) any Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have become final and non-appealable; provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if such Party’s failure to fulfill any of its material obligations under this Agreement shall have been the principal cause of, or shall have principally resulted in, such Governmental Order;

(c)              by the Seller if the Purchaser shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement in a manner which would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b), which breach (i) cannot be cured by the Outside Date or (ii) if capable of being cured by the Outside Date, shall not have been cured by the earlier of the Outside Date and twenty (20) Business Days after the giving of written notice by the Seller to the Purchaser specifying such breach; provided, that the Seller shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if the Seller is then in breach of any of its representations, warranties, covenants or other agreements contained in this Agreement in a manner which would give rise to the failure of a condition set forth in Section 7.2(a)) or Section 7.2(b);

(d)              by the Purchaser if the Seller shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement in a manner which would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b), which breach (i) cannot be cured by the Outside Date or (ii) if capable of being cured by the Outside Date, shall not have been cured by the earlier of the Outside Date and twenty (20) Business Days after the giving of written notice by the Purchaser to the Seller specifying such breach; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Purchaser are then in breach of any of its representations, warranties, covenants or other agreements contained in this Agreement in a manner which would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b); or

(e)               by the mutual written consent of the Seller and the Purchaser.

Section 8.2           Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any Party; provided that (a) the provisions set forth in Section 5.8(a), Section 5.9(b), Section 5.11(c) and ARTICLE IX shall remain in effect and (b) nothing herein shall relieve any Party from liability for any Willful Breach or Fraud occurring prior to such termination.

ARTICLE IX
General Provisions

Section 9.1           Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of Seller, Intermediate L 1 and Purchaser contained in this Agreement will terminate at the Effective Time, except that any covenants that by their terms survive the Effective Time will survive the Effective Time in accordance with their respective terms.

Section 9.2           Acknowledgment of Non-Reliance.

(a)               Except for those representations and warranties expressly set forth in ARTICLE III as made by the Seller, the Purchaser hereby disclaims reliance on any and all representations, warranties, or statements of any nature or kind, express or implied, including, but not limited to, the accuracy or completeness of such representations, warranties, or statements. The Purchaser hereby waives any and all claims of any nature or kind arising from any alleged fraud, misrepresentation, omission, concealment, or breach of warranty except for claims for a misrepresentation expressly made, or a breach of warranty expressly set forth, in ARTICLE III.

(b)              Except for those representations and warranties expressly set forth in ARTICLE IV as made by the Purchaser, Seller hereby disclaims reliance on any and all representations, warranties, or statements of any nature or kind, express or implied, including, but not limited to, the accuracy or completeness of such representations, warranties, or statements. Seller hereby waives any and all claims of any nature or kind arising from any alleged fraud, misrepresentation, omission, concealment, or breach of warranty except for claims for a misrepresentation expressly made, or a breach of warranty expressly set forth, in ARTICLE IV.

Section 9.3           Payments.

(a)              Any payments to be made under this Agreement shall be made by irrevocable wire transfer on the relevant due date in immediately available funds.

(b)              Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States dollars and all payments hereunder shall be made in United States dollars.

(c)              Neither the Seller nor the Purchaser shall be entitled to exercise any right of set-off or retention against any claims of the Purchaser or the Seller, respectively, for payment or any other claim of the Purchaser or the Seller, respectively, under or in connection with this Agreement.

Section 9.4           Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 9.5           Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given, delivered and/or provided when delivered personally by hand or by overnight courier or other method or when sent by electronic mail transmission (provided that, in the case of electronic mail transmission, no notice of non-delivery is generated), in each case, to the following physical and electronic mail addresses (or to such other physical and electronic mail address as a Party may have specified by notice pursuant to this provision):

(a)           If to the Seller:

4705 S Apopka Vineland Road, Suite 206, Orlando, FL 32819
Attention: Andrew Kaminsky and Tiffany McMillan-McWaters
Email: akaminsky@franchisegrp.com and tiffany.mcwaters@libtax.com

With a copy (which shall not constitute notice) to:

Troutman Pepper Hamilton Sanders LLP
222 Central Park Avenue, Suite 2000
Virginia Beach, VA 23462
Attention: John M. Ramirez
Email: john.ramirez@troutman.com

(b)           If to the Purchaser:

NextPoint Acquisition Corp.

44 South Broadway, 11th Floor

White Plains, New York 10601
Attention: Andrew Neuberger, CEO, NextPoint Acquisition Corp.
Email: aneuberger@nextpointacquisition.com

With a copy (which shall not constitute notice) to:

Brown Rudnick LLP

7 Times Square, Floor 47

New York, NY 10036
Attention: Todd Emmerman and Jonathan Fitzsimons

Email: temmerman@brownrudnick.com

   jfitzsimons@brownrudnick.com

Section 9.6           Public Announcements. Purchaser and Seller (or its Affiliate) will make a joint initial press release promptly following the execution of this Agreement, which press release shall be mutually agreed. Thereafter, no Party shall, and each Party shall not and shall cause its controlled Affiliates not to, issue any press release or public announcement concerning this Agreement, the Ancillary Documents or the transactions contemplated hereby and thereby without obtaining the prior written approval of the other Parties (which approval shall not be unreasonably withheld, delayed or conditioned) unless such Party determines, after consulting with counsel, that disclosure is required by applicable Law (including the rules and regulations of the SEC, Canadian Securities Law and applicable rules of any securities exchange on which the Seller’s or the Purchaser’s securities are traded). If a Party so determines that disclosure of such information is required by applicable Law, such Party shall use its commercially reasonable efforts consistent with applicable Law to consult with the other Parties with respect thereto prior to making such disclosure.

Section 9.7           Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 9.8           Entire Agreement. This Agreement (including the Schedules and Exhibits hereto), the Ancillary Documents and the Confidentiality Agreement constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Seller and the Purchaser with respect to the subject matter hereof and thereof.

Section 9.9           Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties; provided that the Purchaser may collaterally assign any of its rights as may be required pursuant to a Debt Financing; provided, further, that the Purchaser may assign any of its rights or obligations under this Agreement to an Affiliate if such assignment will not result in any non-de minimis delay in the consummation of the Liberty Transaction or any incremental non-de minimis liabilities, costs or expenses for which the Seller or any of its Affiliates would be responsible, and no such assignment shall release the Purchaser from its obligations hereunder and, if any of the Purchaser assigns the right and obligation to enter into any Ancillary Documents at the Closing to any of its Affiliates, then the Purchaser shall be liable for all obligations of such Affiliate under such Ancillary Documents.

Section 9.10        Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Seller and the Purchaser or (b) by a waiver in accordance with Section 9.11. Notwithstanding the foregoing, none of this Section 9.10, Section 9.11, Section 9.12, Section 9.13 or Section 9.14 or any other provision of this Agreement to the extent an amendment of such provision would modify the substance of any of the foregoing provisions may be amended in any manner adverse to the Debt Financing sources without the prior written consent of the affected Debt Financing Sources.

Section 9.11         Waiver.

(a)               Either the Seller, on the one hand, or the Purchaser, on the other hand, may (a) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered by the other Party pursuant hereto or (b) waive compliance with any of the agreements of the other Party or conditions to such Party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

(b)              Notwithstanding anything to the contrary contained herein, Seller, on behalf of itself and its controlled Affiliates and any of its and their respective agents, successors and permitted assigns (such Persons, including Seller, each a “Seller Waiving Party”), hereby irrevocably and unconditionally (i) acknowledges and agrees that this Agreement may not be enforced against any Debt Financing Source or its representatives and none of the Debt Financing Sources or their representatives shall have any liability under this Agreement or for any claim or proceeding (whether at law or in equity or based on contract, tort, statute or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby, including, but not limited to, any dispute related to, or arising from, the Debt Financing, the Commitment Letter or the performance thereof, (ii) waives any rights or claims against any of the Debt Financing Sources or their representatives in connection with this Agreement, the Debt Financing or the Commitment Letter, whether at law or equity, in contract, in tort or otherwise, and (iii) agrees not to commence (and if commenced agree to dismiss or otherwise terminate, and not to assist) any action, arbitration, audit, hearing, investigation, litigation, petition, grievance, complaint, suit or proceeding against any Debt Financing Source or its representatives under this Agreement, the Debt Financing, the Commitment Letter or the transactions contemplated hereby or thereby.

Section 9.12        No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, (i) the Debt Financing Sources shall be intended third-party beneficiaries of, and may enforce, Section 9.10, Section 9.11, this Section 9.12, Section 9.13, Section 9.14 and Section 9.15, and (ii) Parent and its Affiliates shall be intended third-party beneficiaries of, and may enforce, Section 5.16 and the last sentence of Section 5.7(d).

Section 9.13        Governing Law. This Agreement and all claims arising out of or relating to this Agreement or the transactions contemplated by this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to the choice of law principles of such state that would require or permit the application of the Laws of another jurisdiction. Notwithstanding anything herein to the contrary, the parties agree that any claim against any Debt Financing Source arising out of this Agreement, the Debt Financing or any transaction contemplated hereby or thereby shall be governed by and construed in accordance with the Laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York to such claim.

Section 9.14         Submission to Jurisdiction.

(a)              Each of the Parties (i) consents to submit itself to the exclusive jurisdiction of the Delaware Court of Chancery or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, in any Action arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that all claims in respect of any such Action may be heard and determined in the Delaware Court of Chancery or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, (iii) agrees that it shall not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (iv) agrees not to bring any Action arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement (whether in contract, tort, common or statutory law, equity or otherwise) in any other court and (v) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each of the Parties waives any defense of inconvenient forum to the maintenance of any Action brought in accordance with this Section 9.14.

(b)              Notwithstanding anything herein to the contrary, the parties hereto irrevocably (i) consent to submit to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, or, if under applicable Law jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York sitting in New York County (and appellate courts thereof) (the “Chosen Financing Courts”), for the purposes of any claim against any Debt Financing Source arising out of this Agreement, the Debt Financing or any transaction contemplated hereby or thereby, (ii) waive any objection to the laying of venue of any claim brought in such court, (iii) waive and agree not to plead or claim in any such court that any such claim brought in any such court has been brought in an inconvenient forum, (iv) agree that the Laws described in the second sentence of Section 9.12 shall govern any such action, and (v) agree that service of process or of any other papers upon such party by registered mail at the address to which notices are required to be sent to such party under Section 9.4 shall be deemed good, proper and effective service upon such party. Each party hereto agrees that it will not bring any Action, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way relating to this Agreement, the Debt Financing or the Transaction, including any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof, in any forum other than the Chosen Financing Courts.

Section 9.15        Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE DEBT FINANCING, ANY COMMITMENT LETTER AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR CONTEMPLATED HEREBY OR THEREBY, INCLUDING IN ANY ACTION AGAINST ANY DEBT FINANCING SOURCE. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.15.

Section 9.16        Specific Performance. The Parties hereby expressly recognize and acknowledge that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist and damages would be difficult to determine if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Each Party further acknowledges that a breach or violation of this Agreement cannot be sufficiently remedied by money damages alone and, accordingly, each Party shall be entitled, without the need to post a bond or other security, in addition to damages and any other remedies provided at law or in equity, to specific performance, injunctive and other equitable relief to enforce or prevent any violation. Each Party agrees not to oppose the granting of such equitable relief, and to waive, and to cause its representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy.

Section 9.17        Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Section 9.18        Waiver of Access to Escrow Amount. Notwithstanding anything to the contrary in this Agreement, Seller hereby irrevocably waives and releases, and shall cause any Affiliate of Seller in connection with the Liberty Transaction, to waive and release, on substantially similar terms, any and all right, title, interest, causes of action and claims of any kind, whether in tort or contract or otherwise (each, a “Claim”), in or to, and any and all right to seek payment of any amounts due to it in connection with the Liberty Transaction or this Agreement, out of the Escrow Account, or from monies or other assets released from the Escrow Account that are payable to Purchaser Shareholders or IPO Underwriters, and hereby irrevocably waives and releases any Claim it may have in the future, as a result of, or arising out of, this Agreement or the Liberty Transaction, which Claim would reduce or encumber any monies or other assets released from the Escrow Account that are payable to Purchaser Shareholders or IPO Underwriters, or to any monies or other assets in the Escrow Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Escrow Account, any monies or other assets released from the Escrow Account that are payable to Purchaser Shareholders or IPO Underwriters or any monies or other assets in the Escrow Account for any reason whatsoever or to bring any proceedings against the Escrow Account or the Escrow Agent.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

NEXTPOINT ACQUISITION CORP.

By:	/s/ Andrew Neuberger
Name: Andrew Neuberger
Title: Chief Executive Officer

FRANCHISE GROUP INTERMEDIATE L, LLC

By:	/s/ Brian Kahn
Name: Brian Kahn
Title: President and Chief Executive Officer

[Signature page to Membership Interest Purchase Agreement]